Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Thomas Properties Group, Inc.

We have audited the accompanying consolidated balance sheets of Thomas Properties Group, Inc. and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of operations, equity and noncontrolling interests, and cash flows for each of the three years in the period ended December 31, 2012. Our audits also included the financial statement schedule listed in the Index at Item 15. These financial statements and schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Thomas Properties Group, Inc. and subsidiaries at December 31, 2012 and 2011, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2012, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Thomas Properties Group, Inc. and subsidiaries’ internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 11, 2013 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Los Angeles, California

March 11, 2013

THOMAS PROPERTIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

December 31, 2012 and 2011

	2012	2011
ASSETS
Investments in real estate:
Land and improvements	$33,077	$33,077
Land and improvements—development properties	57,944	75,067
Buildings and improvements	321,738	308,692
Tenant improvements	42,917	39,004

Total investments in real estate	455,676	455,840
Less accumulated depreciation	(127,245)	(115,571)

Investments in real estate, net	328,431	340,269
Condominium units held for sale	37,891	45,217
Investments in unconsolidated real estate entities	106,210	11,372
Cash and cash equivalents, unrestricted	76,689	79,320
Restricted cash	11,611	10,616
Rents and other receivables, net of allowance for doubtful accounts of $412 and $257 as of December 31, 2012 and 2011, respectively	1,825	1,903
Receivables from unconsolidated real estate entities	2,347	2,918
Deferred rents	18,994	17,866
Deferred leasing and loan costs, net of accumulated amortization of $13,479 and $12,560 as of December 31, 2012 and 2011, respectively	10,716	12,283
Other assets, net	11,441	17,465
Assets associated with land held for sale	4,837	6,294

Total assets	$610,992	$545,523

LIABILITIES AND EQUITY
Liabilities:
Mortgage loans	$281,375	$289,523
Accounts payable and other liabilities, net	28,346	32,443
Losses and distributions in excess of investments in unconsolidated real estate entities	10,084	2,538
Prepaid rent	1,784	2,116
Deferred revenue	10,566	903
Obligations associated with land held for sale	—	27

Total liabilities	332,155	327,550

Commitments and Contingencies (Note 12)
Equity:
Stockholders’ equity:
Preferred stock, $.01 par value, 25,000,000 shares authorized, none issued or outstanding as of December 31, 2012 and 2011	—	—
Common stock, $.01 par value, 225,000,000 shares authorized, 46,126,481 and 37,094,995 shares issued and outstanding as of December 31, 2012 and 2011, respectively	461	371
Limited voting stock, $.01 par value, 20,000,000 shares authorized, 12,313,331 shares issued and outstanding as of December 31, 2012 and 2011	123	123
Additional paid-in capital	258,780	208,473
Retained deficit and dividends, including $- and $20 of other comprehensive income as of December 31, 2012 and 2011, respectively	(83,635)	(55,472)

Total stockholders’ equity	175,729	153,495

Noncontrolling interests:
Unitholders in the Operating Partnership	44,154	52,983
Partners in consolidated real estate entities	58,954	11,495

Total noncontrolling interests	103,108	64,478

Total equity	278,837	217,973

Total liabilities and equity	$610,992	$545,523

See accompanying notes to consolidated financial information.

THOMAS PROPERTIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

	Years Ended December 31,
	2012	2011	2010
Revenues:
Rental	$30,969	$29,693	$29,230
Tenant reimbursements	20,941	22,437	20,187
Parking and other	3,012	2,959	3,330
Investment advisory, management, leasing, and development services	4,583	8,520	7,703
Investment advisory, management, leasing, and development services—unconsolidated real estate entities	15,688	17,862	16,470
Reimbursement of property personnel costs	5,183	5,810	5,797
Condominium sales	10,240	7,700	14,984

Total revenues	90,616	94,981	97,701

Expenses:
Property operating and maintenance	24,324	24,589	25,049
Real estate and other taxes	7,536	7,469	6,914
Investment advisory, management, leasing, and development services	12,461	12,754	12,221
Reimbursable property personnel costs	5,183	5,810	5,797
Cost of condominium sales	8,129	5,091	10,955
Interest	16,847	17,938	19,239
Depreciation and amortization	15,701	13,622	14,128
General and administrative	17,749	15,434	14,224
Impairment loss	12,745	8,095	4,500

Total expenses	120,675	110,802	113,027

Interest income	74	35	72
Equity in net income (loss) of unconsolidated real estate entities	(3,672)	19,951	(1,184)
Gain (loss) on sale of real estate	—	1,258	—

Income (loss) before income taxes and noncontrolling interests	(33,657)	5,423	(16,438)
Benefit (provision) for income taxes	385	1,429	357

Net income (loss)	(33,272)	6,852	(16,081)

Noncontrolling interests’ share of net (income) loss:
Unitholders in the Operating Partnership	7,681	(1,500)	4,843
Partners in consolidated real estate entities	195	508	(234)

	7,876	(992)	4,609

TPGI’s share of net income (loss)	$(25,396)	$5,860	$(11,472)

Income (loss) per share-basic and diluted	$(0.61)	$0.16	$(0.34)
Weighted average common shares outstanding—basic	41,631,796	36,619,558	33,684,101
Weighted average common shares outstanding—diluted	41,631,796	36,865,286	33,684,101

See accompanying notes to consolidated financial information.

THOMAS PROPERTIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EQUITY AND NONCONTROLLING INTERESTS

(In thousands, except share data)

Years Ended December 31, 2012, 2011 and 2010

	Common Stock		Limited Voting Stock		Additional Paid-In	Accum.	Other Comprehensive	Noncontrolling
	Shares	Amount	Shares	Amount	Capital	Deficit	Income (loss)	Interests	Total
Balance, December 31, 2009	30,878,621	$308	13,813,331	$138	$185,344	$(49,320)	$(74)	$65,949	$202,345
Issuance of unvested restricted stock	100,000	1	—	—	(1)	—	—	—	—
Redemption of operating partnership units	1,500,000	15	(1,500,000)	(15)	6,156	—	—	(6,156)	—
Redemption of incentive units	179,998	2	—	—	789	—	—	(791)	—
Proceeds from sale of common stock, net of offering expenses	4,284,775	43	—	—	15,240	—	—	—	15,283
Amortization of stock-based compensation	—	—	—	—	477	—	—	195	672
Book-tax difference related to vesting of restricted stock	—	—	—	—	(52)	—	—	—	(52)
Other comprehensive income (loss) recognized	—	—	—	—	—	—	76	31	107
Contributions	—	—	—	—	—	—	—	5,338	5,338
Net (loss) income	—	—	—	—	—	(11,472)	—	(4,609)	(16,081)
Reimbursement from Noncontrolling interest	—	—	—	—	—	—	—	179	179

Balance, December 31, 2010	36,943,394	$369	12,313,331	$123	$207,953	$(60,792)	$2	$60,136	$207,791
Issuance of unvested restricted stock	151,601	2	—	—	(2)	—	—	—	—
Offering expenses	—	—	—	—	(24)	—	—	—	(24)
Amortization of stock-based compensation	—	—	—	—	546	—	—	185	731
Dividends	—	—	—	—	—	(560)	—	(186)	(746)
Other comprehensive income (loss) recognized	—	—	—	—	—	—	18	6	24
Contributions	—	—	—	—	—	—	—	3,345	3,345
Net income (loss)	—	—	—	—	—	5,860	—	992	6,852

Balance, December 31, 2011	37,094,995	$371	12,313,331	$123	$208,473	$(55,492)	$20	$64,478	$217,973
Issuance of unvested restricted stock	199,999	2	—	—	(2)	—	—	—	—
Redemption of incentive units	135,834	1	—	—	531	—	—	(532)	—
Book-tax difference related to vesting of restricted stock	—	—	—	—	14	—	—	—	14
Distribution for withholding tax	—	—	—	—	—	—	—	(5)	(5)
Proceeds from sale of common stock, net of offering expenses	8,695,653	87	—	—	49,187	—	—	—	49,274
Amortization of stock-based compensation	—	—	—	—	577	—	—	173	750
Dividends	—	—	—	—	—	(2,747)	—	(805)	(3,552)
Other comprehensive (loss) income recognized	—	—	—	—	—	—	(20)	21	1
Contributions	—	—	—	—	—	—	—	47,654	47,654
Net (loss) income	—	—	—	—	—	(25,396)	—	(7,876)	(33,272)

Balance, December 31, 2012	46,126,481	$461	12,313,331	$123	$258,780	$(83,635)	$—	$103,108	$278,837

See accompanying notes to consolidated financial information.

THOMAS PROPERTIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31, 2012	Year Ended December 31, 2011	Year Ended December 31, 2010
Cash flows from operating activities:
Net income (loss)	$(33,272)	$6,852	$(16,081)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Gain on sale of land	—	(1,258)	—
Gain on sale of condominiums	(2,111)	(2,609)	(4,030)
Equity in net (income) loss of unconsolidated real estate entities	3,672	(19,951)	1,184
Deferred rents	(230)	(150)	(1,428)
Deferred taxes (and interest on unrecognized benefits)	5,710	(277)	4,132
Deferred interest	25	935	975
Depreciation and amortization expense	15,701	13,622	14,128
Allowance for doubtful accounts	26	142	626
Amortization of loan costs	582	750	897
Amortization of above and below market leases, net	73	23	2
Non-cash amortization of share-based compensation	750	731	672
Distributions from operations of unconsolidated real estate entities	250	600	—
Impairment loss	12,745	8,095	4,500
Changes in operating assets and liabilities:
Rents and other receivables	17	(331)	(35)
Receivables from unconsolidated real estate entities	571	61	(969)
Deferred leasing costs	(4,592)	(1,068)	(2,298)
Other assets	(314)	9	871
Accounts payable and other liabilities	(4,716)	(2,567)	(3,245)
Prepaid rent and deferred revenue	(233)	196	(444)

Net cash provided by (used in) operating activities	(5,346)	3,805	(543)

Cash flows from investing activities:
Expenditures for improvements to real estate	(15,071)	(8,016)	(3,265)
Reimbursements of development costs	—	8,552	500
Proceeds from sale of condominiums	9,588	7,219	13,954
Proceeds from sale of real estate	2,013	4,228	—
Return of capital from unconsolidated real estate entities	35,639	32,267	10,970
Contributions to unconsolidated real estate entities	(113,340)	(3,763)	(15,575)

Net cash provided by (used in) investing activities	$(81,171)	$40,487	$6,584

See accompanying notes to consolidated financial information.

THOMAS PROPERTIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(continued)

	Year Ended December 31, 2012	Year Ended December 31, 2011	Year Ended December 31, 2010
Cash flows from financing activities:
Proceeds from equity offering, net	$49,274	$—	$15,282
Noncontrolling interest contributions	47,654	3,345	5,338
Payment of dividends to common stockholders and distributions to limited partners of the Operating Partnership	(3,552)	(746)	—
Principal payments of mortgage and other secured loans	(10,693)	(33,196)	(19,091)
Proceeds from mortgage and other secured loans	2,520	21,248	410
Payment of loan costs	(214)	(439)	(268)
Change in restricted cash	(1,103)	2,453	(1,284)

Net cash provided by (used in) financing activities	83,886	(7,335)	387

Net increase (decrease) in cash and cash equivalents	(2,631)	36,957	6,428
Cash and cash equivalents at beginning of year	79,320	42,363	35,935

Cash and cash equivalents at end of year	$76,689	$79,320	$42,363

Supplemental disclosure of cash flow information:
Cash paid for interest, net of capitalized interest of $-, $27 and $-, for the years ended December 31, 2012, 2011 and 2010, respectively	$16,275	$16,427	$17,247
Cash paid for income taxes, net of refunds received, for the years ended December 31, 2012, 2011, and 2010, respectively	(46)	(219)	639
Supplemental disclosure of non-cash investing and financing activities:
Noncontrolling interest adjustment	$—	$—	$(179)
Investments in real estate included in accounts payable and other liabilities	570	2,906	(823)
Decrease in investments in real estate and accumulated depreciation for removal of fully amortized improvements	555	736	1,041
Other comprehensive income	1	(24)	107
Decrease in leasing costs and accumulated amortization for removal of fully amortized leasing costs	472	291	1,385

See accompanying notes to consolidated financial information.

THOMAS PROPERTIES GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL INFORMATION

Years Ended December 31, 2012, 2011 and 2010

(Tabular amounts in thousands, except share and per share amounts)

1. Organization and Description of Business

The terms “Thomas Properties”, “TPG”, “us”, “we”, “our” and “the Company” as used in this report refer to Thomas Properties Group, Inc. together with our Operating Partnership, Thomas Properties Group, L.P. (the “Operating Company”).

We own, manage, lease, acquire and develop real estate, consisting primarily of office properties and related parking garages, located in Southern California; Sacramento, California; Philadelphia, Pennsylvania; Northern Virginia; Houston, Texas and Austin, Texas.

We were incorporated in the State of Delaware on March 9, 2004. On October 13, 2004, we completed our initial public offering. Our operations are carried on through our Operating Partnership of which we are the sole general partner. The Operating Partnership holds our direct and indirect interests in real estate properties, and it carries on our investment advisory, property management, leasing and real estate development operations. As of December 31, 2012, we held a 78.7% interest in the Operating Partnership which we consolidate, as we have control over the major decisions of the Operating Partnership.

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THOMAS PROPERTIES GROUP, INC. AND SUBSIDIARIES

As of December 31, 2012, we were invested in the following real estate properties:

Property	Type	Location
Consolidated properties:
One Commerce Square	High-rise office	Philadelphia Central Business District, Pennsylvania (“PCBD”)
Two Commerce Square	High-rise office	PCBD
Murano	Residential condominiums held for sale	PCBD
Four Points Centre (1)	Suburban office; Undeveloped land; Office/Retail/Research and Development/Hotel/ Residential	Austin, Texas
Campus El Segundo (2)	Developable land; Site infrastructure complete; Office/Retail/ Research and Development/Hotel	El Segundo, California
Unconsolidated properties:
TPG/CalSTRS, LLC (“TPG/CalSTRS”):
City National Plaza	High-rise office	Los Angeles Central Business District, California
Reflections I	Suburban office	Reston, Virginia
Reflections II	Suburban office	Reston, Virginia
San Felipe Plaza	High-rise office	Houston, Texas
CityWestPlace	Suburban office and undeveloped land	Houston, Texas
Fair Oaks Plaza	Suburban office	Fairfax, Virginia
TPG/CalSTRS Austin, LLC (3):
San Jacinto Center	High-rise office	Austin Central Business District, Texas, (“ACBD”)
Frost Bank Tower	High-rise office	ACBD
One Congress Plaza	High-rise office	ACBD
One American Center	High-rise office	ACBD
300 West 6th Street	High-rise office	ACBD
Park Centre (4)	Suburban Office	Austin, Texas
Great Hills Plaza (4)	Suburban Office	Austin, Texas
Westech 360 I-IV (4)	Suburban Office	Austin, Texas

(1)	Certain undeveloped land parcels are being targeted for sale.
(2)	The Company is under contract to sell all 23.9 acres including a marketing center and athletic facility naming rights. The buyer is performing due diligence, and has the right to cancel the contract.
(3)	In September 2012, TPG/CalSTRS Austin, LLC acquired eight properties formerly owned by TPG-Austin Portfolio Syndication Partners JV LP (“Austin Joint Venture Predecessor”), a venture among Lehman Brothers Holdings, Inc (50%), an offshore sovereign wealth fund (25%) and TPG/CalSTRS (25%). See Note 3 Unconsolidated Real Estate Entities for further discussion.
(4)	These properties are under contract to be sold. The buyer is performing due diligence, and has the right to cancel the contract.

The City National Plaza property includes an off-site garage that provides parking for City National Plaza and other properties. The office properties typically include on-site parking, retail and storage space.

As of December 31, 2012, we wholly own both Four Points Centre and Campus El Segundo.

THOMAS PROPERTIES GROUP, INC. AND SUBSIDIARIES

We have the responsibility for the day-to-day operations of the California Environmental Protection Agency (“CalEPA”) building, but have no ownership interest in the property. We provide investment advisory services for the California State Teachers’ Retirement System (“CalSTRS”) with respect to two properties that are wholly owned by CalSTRS— 800 South Hope Street (Los Angeles, CA) and 1835 Market Street (Philadelphia, PA). In addition, we provide property management, leasing and development services to 800 South Hope Street and 1835 Market Street; two properties wholly owned by an affiliate of Lehman Brothers Inc., 816 Congress (Austin, TX) and Austin Centre (Austin, TX); and the properties owned by the TPG/CalSTRS and TPG/CalSTRS Austin, LLC joint ventures.

2. Summary of Significant Accounting Policies

Principles of Consolidation and Combination

We evaluate each entity to determine if the entity is deemed a variable interest entity (“VIE”), and if the Company is the primary beneficiary of the VIE based on whether the Company has both (i) the power to direct those matters that most significantly impact the activities of the VIE and (ii) the obligation to absorb losses or the right to receive benefits of the VIE that could potentially be significant to the VIE. Our determination of the primary beneficiary of a VIE considers all relationships between us and the VIE, including management agreements. When an entity is not deemed to be a VIE, the Company considers the provisions of the accounting standards to determine whether a general partner, or the general partners as a group, controls a limited partnership or similar entity when the limited partners have certain rights. The Company consolidates (i) entities that are VIEs and of which the Company is deemed to be the primary beneficiary and (ii) entities that are non-VIEs and controlled by the Company and in which the limited partners neither have the ability to dissolve the entity or remove the Company without cause nor any substantive participating rights.

We continuously reassess our determination of whether an entity is a VIE and who the primary beneficiary is, and whether or not the limited partners in an entity have substantive rights, more particularly if certain events occur that are likely to cause a change in the original determinations. There have been no changes during 2012 in previous conclusions about whether an entity qualifies as a VIE or whether we are the primary beneficiary of any previously identified VIE.

The equity method of accounting is utilized to account for investments in real estate entities that are VIEs and of which the Company is not deemed to be the primary beneficiary and entities that are non-VIEs which the Company does not control, but over which the Company has the ability to exercise significant influence. All significant intercompany balances and transactions have been eliminated in the consolidated financial statements.

Commerce Square—Brandywine

During the year ended December 31, 2010, subsidiaries of Thomas Properties and Brandywine Operating Partnership, L.P. (“Brandywine”) entered into two partnerships with respect to our One Commerce Square and Two Commerce Square properties. Brandywine has contributed $25.0 million of preferred equity in return for a 25% limited partnership interest in each property. As of December 31, 2012, Brandywine had contributed $19.1 million. Subsequent to December 31, 2012, the commitment was fully funded. The preferred equity, which earns a preferred return of 9.25% has been invested in a value-enhancement program designed to increase rental rates and occupancy at Commerce Square. The 25% preferred equity interests in One Commerce Square and Two Commerce Square, owned by Brandywine are reflected under the “Noncontrolling Interests” caption on our consolidated balance sheets.

One Commerce Square and Two Commerce Square are deemed to be variable interest entities for which we are considered the primary beneficiary. The total amount of anticipated fees earned from the service contracts by our Company is expected to be significant relative to the total amount of the properties’ anticipated economic performance, and are also expected to absorb a significant amount of the variability associated with the properties anticipated economic performance. Therefore, the benefits our Company receives from the service contracts puts us in a position where the combined economic benefits of our 75% equity interest are significantly greater than our voting interest. We have the power to direct the activities that most significantly impact the economic performance of One Commerce Square and Two Commerce Square and we have the obligation to absorb losses or the right to receive benefits of these properties that could potentially be significant to the properties.

THOMAS PROPERTIES GROUP, INC. AND SUBSIDIARIES

Murano

We also consolidate our Murano residential condominium project which we control. Our unaffiliated partner’s interest is reflected on our consolidated balance sheets under the “Noncontrolling Interests” caption. Our partner has a stated ownership interest of 27%. After full repayment of the Murano mortgage loan, which has a balance of $6.9 million at December 31, 2012, net proceeds from the project will be distributed, to the extent available, based on an order of preferences described in the partnership agreement. The Company may receive distributions, if any, in excess of our stated 73% ownership interest if certain return thresholds are met.

Austin—Madison International Realty

TPG Austin Partner, LLC was deemed to be variable interest entity because the total equity investment at risk is not sufficient to permit the entity to finance its activities without additional subordinated financial support provided by the members, TPG has a controlling financial interest in this entity and the members have disproportionate voting rights. TPG is considered the primary beneficiary because it has the power to direct the activities that most significantly impact the economic performance of entity. The 33.3% equity interest in TPG Austin Partner, LLC owned by Madison International Realty (“Madison”) is reflected under the “Noncontrolling Interests” caption on our consolidated balance sheets. We consolidate this entity, which has a 50% interest in TPG/CalSTRS Austin, LLC, and which is further discussed in Note 3, because we have a controlling financial interest.

Refer to Note 3 for discussion of the TPG/CalSTRS, TPG/CalSTRS Austin LLC, and the Austin Portfolio Joint Venture Predecessor, which were determined to be variable interest entities for which we are not considered the primary beneficiary.

Included in total assets on TPG’s consolidated balance sheets are the following assets for each listed investment in which a noncontrolling interest is held by an unaffiliated partner. The assets of each listed entity can only be used to settle the liabilities of that entity as follows (in thousands):

	As of December 31,
	2012	2011
One Commerce Square	$133,987	$132,470
Two Commerce Square	142,436	137,003
Murano	37,687	44,715
TPG Austin Partner, LLC	106,031	—

	$420,141	$314,188

Cash Equivalents

Cash and cash equivalents consist of highly liquid investments with original maturities of three months or less when acquired.

Restricted Cash

Restricted cash consists of security deposits from tenants and deposits from prospective condominium buyers as well as funds required under the terms of certain secured notes payable. There are restrictions on our ability to withdraw these funds other than for their specified usage. See Note 4 for additional information on restrictions under the terms of certain secured notes payable.

Investments in Real Estate

Investments in real estate are stated at cost, less accumulated depreciation, amortization and impairment charges. Depreciation and amortization are recorded on a straight-line basis over the estimated useful lives as follows:

Buildings	40 to 50 years
Building improvements	5 to 40 years
Tenant improvements	Shorter of the useful lives or the terms of the related leases

THOMAS PROPERTIES GROUP, INC. AND SUBSIDIARIES

Improvements and replacements are capitalized when they extend the useful life, increase capacity or improve the efficiency of the asset. Repairs and maintenance are charged to expense as incurred.

Costs related to the acquisition, development, construction and improvement of properties are capitalized. Interest, real estate taxes, insurance and other development related costs incurred during construction periods are capitalized and depreciated on the same basis as the related assets. Included in investments in real estate is capitalized interest of $6.8 million and $17.1 million as of December 31, 2012 and 2011, respectively. There was $0.03 million interest capitalized for the year ended December 31, 2011. There was no interest capitalized for the year ended December 31, 2012.

FASB ASC 805-10, “Business Combinations” (“ASC 805”), requires a company to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquired entity to be measured at their fair values as of the acquisition date. ASC 805-10 also requires companies to recognize the fair value of assets acquired, the liabilities assumed and any noncontrolling interest in acquisitions of less than a one hundred percent interest when the acquisition constitutes a change in control of the acquired entity. In addition, ASC 805-10 requires that acquisition-related costs and restructuring costs be recognized separately from the business combination and expensed as incurred. Refer to Purchase Accounting for Acquisition of Interests in Real Estate Entities elsewhere in this Note 2 for further details.

We consider assets to be held for sale pursuant to the provisions of FASB ASC 360, “Property, Plant and Equipment” (“ASC 360”). We evaluate the held for sale classification of real estate owned each quarter.

Unconsolidated Real Estate Entities

Investments in unconsolidated real estate entities are accounted for using the equity method of accounting whereby our investments in partnerships and limited liability companies are recorded at cost and the investment accounts are adjusted for our share of the entities’ income or loss and for distributions and contributions.

We use the equity method to account for our unconsolidated real estate entities since we have significant influence, but not control over the entities, and we are not considered to be the primary beneficiary.

Impairment of Long-Lived Assets

We assess whether there has been impairment in the value of our long-lived assets whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount to the future net cash flows, undiscounted and without interest, expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

Assets to be disposed of are reported at the lower of the carrying amount or fair value, less costs to sell. We use the equity method of accounting to account for investments in real estate entities over which we have significant influence, but not control over major decisions. In these situations, the unit of account for measurement purposes is the equity investment and not the real estate. Accordingly, if our joint venture investments meet the other-than-temporary criteria of FASB ASC 323, “Investments—Equity Method and Joint Ventures” (“ASC 323”), we would recognize an impairment loss to the extent the carrying amount exceeded the estimated fair value of our investment.

We generally estimate the fair value of rental properties utilizing a discounted cash flow analysis, which is a level 3 valuation under FASB ASC 820, “Fair Value Measurements and Disclosures” (“ASC 820”), that includes projections of future revenues, expenses and capital improvement costs, similar to the income approach that is commonly utilized by appraisers. We also use quoted prices for identical instruments in active markets (level 1), and quoted prices for similar instruments in active and/or inactive markets (level 2) as part of our fair value considerations under ASC 820.

For the year ended December 31, 2012, we recorded a $12.0 million impairment charge to reduce the book value of Campus El Segundo to its estimated fair value which was based on the pending contract price to sell this development project and is considered a level 1 valuation. Additionally, we recorded a $0.7 million impairment charge to reduce the book value of certain Four Points Centre land parcels to estimated net sales proceeds under pending contracts to sell these land parcels which were also considered level 1 valuations.

THOMAS PROPERTIES GROUP, INC. AND SUBSIDIARIES

For the year ended December 31, 2011, we recorded an $8.0 million impairment charge representing the balance of the capitalized expenditures for the MetroStudio@Lankershim project. This was a potential development site in Los Angeles, California. We received a breakup fee of $9.0 million from NBCU Universal (“NBCU”) in connection with the termination of this project, which consisted of a $0.5 million credit related to a previous payment by NBCU to TPG and a lump sum payment of $8.5 million paid in the fourth quarter of 2011. Additionally, the consolidated net income for the year ended December 31, 2011 included a $0.1 million impairment charge related to Four Points Centre to reflect the fair value of a retail building that was held for sale. The sale closed in January 2012, and we received net proceeds of $1.1 million.

Included in the consolidated net losses for the year ended December 31, 2010 , are pre-tax, non-cash impairment charges of $4.5 million , related to our Murano condominium project whose units are held for sale. We are required to record the condominium units at the lower of the carrying amount or estimated fair value as the condominium units meet the held for sale criteria of ASC 360. The impairment charge is included in the “Impairment loss” line item in our consolidated statements of operations. There were no corresponding impairment charges for the Murano for the years ended December 31, 2012 and 2011.

Also included in “Equity in net income (loss) of unconsolidated real estate entities” in our consolidated statements of operations for the years ended December 31, 2012 and 2011 are pre-tax, non-cash impairment charges of $0.6 million and $5.1 million, respectively, related to our joint venture investments summarized in the table below. There was no corresponding non-cash impairment charge for the year ended December 31, 2010. We recorded our share of the impairment loss at the joint venture level as these investments met the other-than-temporary impairment criteria of ASC 323.

Summary of impairment charges at unconsolidated real estate entities (in thousands except square footage amounts):

Property	Location	Rentable Square Feet (unaudited)	Percent Leased	Thomas Properties’ Percentage Interest	Impairment Charge	Thomas Properties’ Share of Impairment Charge (1)
As of and for the year ended December 31, 2012:
Fair Oaks Plaza	Fairfax, VA	179,688	84.9%	25.0%	$2,400	$600

As of and for the year ended December 31, 2011:
Brookhollow Central I—III (2)	Houston, TX	806,004	68.2%	25.0%	$7,773	$1,943
Fair Oaks Plaza	Fairfax, VA	179,688	86.6	25.0	6,200	1,550
Reflections II (3)	Reston, VA	64,253	100.0	25.0	6,400	1,600

					$20,373	$5,093

(1)	Included in Equity in net income (loss) of unconsolidated real estate entities in the Consolidated Statement of Operations.
(2)	Property sold in January 2012.
(3)	The sole tenant that occupied the property in 2011 vacated the building in 2012, and as of December 31, 2012, the property is vacant.

Deferred Leasing and Loan Costs

Deferred leasing commissions and other direct costs associated with the acquisition of tenants are capitalized and amortized on a straight-line basis over the terms of the related leases. Costs associated with unsuccessful leasing opportunities are expensed. Leasing costs, net of related amortization, totaled $10.0 million and $11.2 million as of December 31, 2012 and 2011, respectively, and are included in deferred leasing and loan costs, net of accumulated amortization, in the accompanying consolidated balance sheets. For the years ended 2012, 2011 and 2010, amortization of leasing costs were $3.0 million, $2.2 million, and $2.3 million respectively.

Loan costs are capitalized and amortized to interest expense over the terms of the related loans using a method that approximates the effective-interest method. Loan costs, net of related amortization, totaled $0.7 million and $1.1 million as of December 31, 2012 and 2011, respectively, and are included in deferred leasing and loan costs, net of accumulated amortization, in the accompanying consolidated balance sheets.

Deferred leasing and loan costs also include the carrying value of acquired in-place leases, which are discussed below.

THOMAS PROPERTIES GROUP, INC. AND SUBSIDIARIES

Purchase Accounting for Acquisition of Interests in Real Estate Entities

Purchase accounting was applied, on a pro rata basis, to the assets and liabilities related to real estate entities for which we acquired interests, based on the percentage interest acquired. For purchases of additional interests that were consummated subsequent to January 1, 2009, the effective date of FASB ASC 805, “Business Combinations”, the acquired tangible assets, consisting of land, building, tenant and site improvements, and identified intangible assets and liabilities, consisting of the value of above-market and below-market leases, other value of in-place leases and value of tenant relationships, are recorded based in each case on their fair values.

The fair value of the tangible assets of an acquired property (which includes land, building, tenant and site improvements) is determined by valuing the property as if it were vacant, and the “as-if-vacant” value is then recorded to land, building, tenant and site improvements based on management’s determination of the relative fair values of these assets. Management determines the as-if-vacant fair value of a property using methods similar to those used by independent appraisers. Factors considered by management in performing these analyses include an estimate of carrying costs during the expected lease-up periods considering current market conditions and costs to execute leases. In estimating carrying costs, management includes real estate taxes, insurance and other operating expenses and estimates of lost rental revenue during the expected lease-up periods based on current market demand. Management also estimates costs to execute leases including leasing commissions, legal and other related costs.

In recording the fair value of the identified intangible assets and liabilities of an acquired property, above-market and below-market in-place lease values are recorded based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management’s estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of the lease. The capitalized above-market lease values, included in other assets, are amortized as a reduction of rental income over the remaining non-cancelable terms of the respective leases. The capitalized below-market lease values, included in other liabilities, are accreted as an increase to rental income over the terms in the respective leases. As of December 31, 2012 and 2011, we had an asset related to above market leases of $0.2 million and $0.4 million, respectively, net of accumulated amortization of $1.7 million and $1.5 million, respectively, and a liability related to below market leases of $0.1 million and $0.3 million, respectively, net of accumulated accretion of $1.5 million and $1.5 million, respectively. The weighted average amortization period for our above and below market leases was approximately 1.5 years and 3.2 years, respectively as of December 31, 2012 compared to 2.2 years and 2.4 years for the above and below market leases as of December 31, 2011.

The aggregate value of other acquired intangible assets, consisting of in-place leases and tenant relationships, is measured by the excess of (i) the purchase price paid for a property after adjusting existing in-place leases to market rental rates over (ii) the estimated fair value of the property as if vacant, determined as set forth above. This aggregate value is recorded between in-place lease values and tenant relationships based on management’s evaluation of the specific characteristics of each tenant’s lease; however, the value of tenant relationships has not been separated from in-place lease value for the additional interests in real estate entities acquired by us because such value and its consequence to amortization expense is immaterial for these particular acquisitions. Should future acquisitions of properties result in recording material amounts to the value of tenant relationships, an amount would be separately recorded and amortized over the estimated life of the relationship. The value of in-place leases exclusive of the value of above-market and below-market in-place leases is amortized to depreciation and amortization expense over the remaining non-cancelable periods of the respective leases. If a lease were to be terminated prior to its stated expiration, all unamortized amounts relating to that lease would be written off.

The table below presents the expected amortization (accretion) related to the acquired in-place lease value and acquired above and below market leases at December 31, 2012 (in thousands):

	2013	2014	2015	2016	2017	Thereafter	Total
Amortization expense:
Acquired in-place lease value	$313	$213	$204	$191	$189	$304	$1,414

Adjustments to rental revenues:
Above market leases	$147	$26	$18	$—	$—	$—	$191
Below market leases	(33)	(27)	(23)	(22)	(19)	—	(124)

Net adjustment to rental revenues	$114	$(1)	$(5)	$(22)	$(19)	$—	$67

THOMAS PROPERTIES GROUP, INC. AND SUBSIDIARIES

Noncontrolling Interests and Mandatorily Redeemable Financial Instruments

In accordance with ASC 810, the Company reports arrangements with noncontrolling interests as a component of equity separate from the parent’s equity. The Company accounts for purchases or sales of equity interests that do not result in a change in control as equity transactions. In addition, net income attributable to the noncontrolling interest is included in consolidated net income on the face of the consolidated statement of operations and, upon a gain or loss of control, the interest purchased or sold, as well as any interest retained, is recorded at its estimated fair value with any gain or loss recognized in earnings.

Accounting for mandatorily redeemable financial instruments, among other things, requires that in specific instances they are classified as liabilities and recorded at their estimated settlement value each reporting period. Certain consolidated joint ventures of the Company have limited-lives and are not considered to be mandatorily redeemable upon final or other specified liquidation events. As of December 31, 2012, the Company has no mandatorily redeemable financial instruments.

Noncontrolling Interests of Unitholders in the Operating Partnership

Noncontrolling interests of unitholders in the Operating Partnership represent the interests in the Operating Partnership units which are held primarily by entities affiliated with Mr. Thomas. The ownership percentage of the noncontrolling interests is determined by dividing the number of Operating Partnership units by the total number of shares of common stock and Operating Partnership units outstanding. Net income (loss) is allocated based on the ownership percentages. The issuance of additional shares of common stock or Operating Partnership units results in changes to the noncontrolling interests of the Operating Partnership percentage as well as the total net assets to the Company. As a result, all common transactions result in an allocation between equity and noncontrolling interests of the Operating Partnership in the accompanying consolidated balance sheets to account for the change in the noncontrolling interests of the Operating Partnership ownership percentage as well as the change in total net assets of the Company.

Noncontrolling Interests of Partners in Consolidated Real Estate Entities

Noncontrolling interest of partners in consolidated real estate entities represents the other partners’ proportionate share of equity in the partnerships and limited liability companies that we consolidate. Capital contributions, distributions, and profits and losses of the real estate entities are allocated in accordance with the terms of the applicable partnership and limited liability company agreements. Such allocations may differ from the stated ownership percentage interests in such entities as a result of preferred returns and allocation formulas as described in the partnership and limited liability company agreements.

Revenue Recognition

All leases are classified as operating leases and minimum rents are recognized on a straight-line basis over the terms of the leases. The impact of the straight line rent adjustment increased revenue by $0.2 million, $0.1 million, and $1.4 million for the years ended December 31, 2012, 2011 and 2010, respectively. Additionally, the net impact of the amortization of acquired above market leases and acquired below market leases decreased revenue by $72,000, $22,800, and $2,000 for the years ended December 31, 2012, 2011 and 2010, respectively. The excess of rents recognized over amounts contractually due pursuant to the underlying leases is included in deferred rents in the accompanying consolidated balance sheets and contractually due but unpaid rents are included in rents and other receivables. We also maintain an allowance for doubtful accounts for estimated losses resulting from the inability of tenants to make required rent payments. The computation of this allowance is based on the tenants’ payment history and current credit status, as well as certain industry or specific credit considerations. If estimates of collectability differ from the cash received, then the timing and amount of our reported revenue could be impacted. The credit risk is mitigated by the high quality of the existing tenant base, reviews of prospective tenant’s risk profiles prior to lease execution and continual monitoring of our tenant portfolio to identify potential problem tenants.

Tenant reimbursements for real estate taxes, common area maintenance and other recoverable costs are recognized in the period that the expenses are incurred. Amounts allocated to tenants based on relative square footage are included in the tenant reimbursements caption on the consolidated statements of operations. Revenues generated from requests from tenants, which result in over-standard usage of services are directly billed to the tenants and are also included in the tenant reimbursements caption on the consolidated statements of operations. Lease termination fees, which are included in other income in the accompanying consolidated statements of operations, are recognized when the related leases are canceled and we have no continuing obligation to provide services to such former tenants.

THOMAS PROPERTIES GROUP, INC. AND SUBSIDIARIES

We recognize gains on sales of real estate when the recognition criteria in FASB ASC 360-20-40, “Property, Plant and Equipment”, subsection “Real Estate Sales” have been met, generally at the time title is transferred and we no longer have substantial continuing involvement with the real estate asset sold. If the criteria for profit recognition under the full-accrual method are not met, we defer gain recognition and account for the continued operations of the property by applying the deposit or percentage of completion method, as appropriate, until the appropriate criteria are met.

TPG’s redemption of a 49% partnership interest in 2121 Market Street did not meet the criteria for profit recognition under the full-accrual method as described in FASB ASC 360-20-40-3 as a result of the guarantee provided by TPG of up to $14.0 million on a mortgage loan secured by a first trust deed on the property. As such, a $9.6 million deferred gain related to this transaction is reflected in the Deferred Revenue caption on our consolidated balance sheets.

We have one high-rise condominium project for which we used the percentage of completion accounting method to recognize sales revenue and costs during the construction period, up through and including June 30, 2009. Commencing with the third quarter of 2009, we applied the deposit method of accounting to recognize costs and sales. Under the provisions of FASB ASC 360-20, “Property, Plant and Equipment” subsection “Real Estate and Sales”, revenue and costs for projects are recognized when all parties are bound by the terms of the contract, all consideration has been exchanged, any permanent financing for which the seller is responsible has been arranged and all conditions precedent to closing have been performed. This results in profit from the sale of condominium units recognized at the point of settlement as compared to the point of sale. Revenue is recognized on the contract price of individual units. Total estimated costs, net of impairment charges, are allocated to individual units which have closed on a relative value basis. Total estimated revenue and construction costs are reviewed periodically, and any change is applied to current and future periods.

Forfeited customer deposits are recognized as revenue in the period in which we determine that the customer will not complete the purchase of the condominium unit and when we determine that we have the right to keep the deposit. There were no forfeitures in for the years ended December 31, 2012, 2011 and 2010.

Investment advisory fees are based on either a percentage of net operating income earned by a property under management or a percentage of the real estate under management, as measured on a fair value basis, and are recorded on a monthly basis as earned. Property management fees are based on a percentage of the revenue earned by a property under management and are recorded on a monthly basis as earned. Generally, 50% of leasing fees are recognized upon the execution of the lease and the remainder upon tenant occupancy unless significant future contingencies exist. Development fees are recognized as the real estate development services are rendered using the percentage-of-completion method of accounting based on total project costs incurred to total estimated costs.

Equity Offering Costs

Underwriting commissions and costs and expenses from our offerings are reflected as a reduction to additional paid-in-capital. In addition, share registration expenses related to the redemption of incentive units as well as other costs of raising capital are reflected as a reduction to additional paid-in-capital.

Income Taxes

We account for income taxes using the asset and liability approach, the objective of which is to establish deferred tax assets and liabilities for the temporary differences between the financial reporting basis and the tax basis of our assets and liabilities, as measured by applying currently enacted tax laws.

FASB ASC 740-10-30-17 “Accounting for Income Taxes” subsection “Initial Measurement” requires that deferred tax assets be reduced by a valuation allowance if it is more likely than not that some or all of the deferred tax asset will not be realized. Future realization of the deferred tax asset is dependent on the reversal of existing taxable temporary differences, carryback potential, tax-planning strategies and on us generating sufficient taxable income in future years. As of the years ended December 31, 2012 and 2011, the Company recorded a full valuation allowance of $17.7 million and $9.6 million, respectively, on its net deferred tax assets in excess of its liability for unrecognized tax benefits, due to uncertainty of future realization.

FASB ASC 740-10-25 “Accounting for Income Taxes” subsection “Recognition” clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements in accordance with FASB ASC 740. The interpretation prescribes a recognition threshold and measurement attribute criteria for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

THOMAS PROPERTIES GROUP, INC. AND SUBSIDIARIES

Earnings (loss) per share

Basic earnings per share, or EPS, is computed by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted EPS assumes the conversion, exercise or issuance of all potential common stock equivalents unless the effect is to reduce a loss or increase the income per share.

On January 1, 2009, the Company adopted FASB ASC 260-10-45, “Earnings Per Share”, which addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting and, therefore, need to be included in the earnings allocation in computing basic earnings per share under the two-class method. The two-class method is an earnings allocation method for calculating earnings per share when a company’s capital structure includes either two or more classes of common stock or common stock and participating securities. Basic earnings per share under the two-class method is calculated based on dividends declared on common shares and other participating securities (“distributed earnings”) and the rights of participating securities in any undistributed earnings, which represents net income remaining after deduction of dividends accruing during the period. The undistributed earnings are allocated to all outstanding common shares and participating securities based on the relative percentage of each security to the total number of outstanding participating securities. Basic earnings per share represents the summation of the distributed and undistributed earnings per share class divided by the total number of shares.

Stock-based Compensation

We recognize stock based compensation in accordance with FASB ASC 718, “Compensation—Stock Compensation” (“ASC 718”). In accordance with ASC 718, we determine the fair value of the stock based compensation grants on the respective grant dates, and recognize to expense the fair value of the grants over the employees’ requisite service periods, which are generally the vesting periods. Our stock based compensation grants include grants of incentive partnership units, restricted stock and stock options. The fair value of incentive partnership units and restricted stock are generally based on the fair value of the Company’s common stock price on the date of grant. Certain of our incentive partnership units and restricted stock grants include performance and market based conditions. Performance based targets are based on individual employee and Company targets, and market based conditions are based on the performance of our stock price. We obtain third party valuations to determine the fair values of the respective performance and market condition based grants. We used the Black-Scholes option pricing model to determine the fair value of our stock options granted in prior years.

Management’s Estimates and Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

We have identified certain critical accounting policies that affect management’s more significant judgments and estimates used in the preparation of the consolidated financial statements. On an ongoing basis, we evaluate estimates related to critical accounting policies, including those related to revenue recognition and the allowance for doubtful accounts receivable and investments in real estate and asset impairment. The estimates are based on information that is currently available to us and on various other assumptions that we believe are reasonable under the circumstances.

We must make estimates related to the collectability of accounts receivable related to minimum rent, deferred rent, expense reimbursements, lease termination fees and other income. We specifically analyze accounts receivable and historical bad debts, tenant concentrations, tenant creditworthiness, and current economic trends when evaluating the adequacy of the allowance for doubtful accounts receivable. These estimates have a direct impact on our net income, because a higher bad debt allowance would result in lower net income.

We are required to make subjective assessments as to the useful lives of the properties for purposes of determining the amount of depreciation to record on an annual basis with respect to our investments in real estate. These assessments have a direct impact on our net income because if we were to shorten the expected useful lives of our investments in real estate, we would depreciate such investments over fewer years, resulting in more depreciation expense and lower net income on an annual basis.

We are required to make subjective assessments as to whether there are impairments in the values of our investments in real estate, including real estate held by the unconsolidated real estate entities accounted for using the equity method. These assessments have a direct impact on our net income because recording an impairment loss results in a negative adjustment to net income.

THOMAS PROPERTIES GROUP, INC. AND SUBSIDIARIES

We are required to make subjective assessments as to the fair value of assets and liabilities in connection with purchase accounting related to interests in real estate entities acquired by us. These assessments have a direct impact on our net income subsequent to the acquisition of the interests as a result of depreciation and amortization being recorded on these assets and liabilities over the expected lives of the related assets and liabilities. We estimate the fair value of rental properties utilizing a discounted cash flow analysis, which is a level 3 valuation under ASC 820, that includes projections of future revenues, expenses and capital improvement costs, similar to the income approach that is commonly utilized by appraisers.

Recent Accounting Pronouncements

Changes to U.S. generally accepted accounting principles (“GAAP”) are established by the FASB in the form of accounting standards updates (ASUs) to the FASB’s Accounting Standards Codification. We consider the applicability and impact of all ASUs. Newly issued ASUs not listed below are expected to have no impact on our consolidated financial position and results of operations, because either the ASU is not applicable or the impact is expected to be immaterial.

In May 2011, the FASB issued ASU No. 2011-04, “Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and International Financial Reporting Standards” (“ASU No. 2011-04”). ASU No. 2011-04 provides a consistent definition of fair value to ensure that the fair value measurement and disclosure requirements are similar between U.S. GAAP and International Financial Reporting Standards. ASU 2011-04 was effective for the Company beginning January 1, 2012. The adoption of this update did not have a material impact on our financial position or results of operations.

In June 2011, the FASB issued ASU No. 2011-05, “Comprehensive Income (Topic 220): Presentation of Comprehensive Income” (“ASU No. 2011-05”). ASU No. 2011-05 eliminates the option to present the components of other comprehensive income as part of the statement of stockholders’ equity. It requires an entity to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In December 2011, the FASB issued ASU 2011-12, “Comprehensive Income (Topic 220): Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in ASU 2011-05” (“ASU No. 2011-12”), to defer the effective date of the specific requirement to present items that are reclassified out of accumulated other comprehensive income to net income alongside their respective components of net income and other comprehensive income. All other provisions of this update, which are to be applied retrospectively, are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. The Company does not have any material transactions resulting in reportable comprehensive income (loss).

In December 2011, the FASB issued ASU 2011-10, “Derecognition of in Substance Real Estate—a Scope Clarification (Topic 360)” (“ASU 2011-10”). This ASU modifies ASC 360-20, which specifies circumstances under which the parent (reporting entity) of an “in substance real estate” entity derecognizes that in substance real estate. Generally, if the parent ceases to have a controlling financial interest (as described under ASC 810-10) in the subsidiary as a result of a default on the subsidiary’s nonrecourse debt, then the subsidiary’s in substance real estate and related debt, as well as the corresponding results of operations, will continue to be included in the consolidated financial statements and not be removed from the consolidated results until legal title to the real estate is transferred. ASU 2011-10 is effective for fiscal years, and interim periods within those years, beginning on or after June 15, 2012. The adoption of ASU 2011-10 did not have a material effect on our financial position or results of operations.

Reclassifications

Certain prior year amounts have been reclassified to conform to the current year presentation for unconsolidated real estate entities and for activity associated with real estate held for disposition, with no effect to previously reported net income and equity.

Segment Disclosure

FASB ASC 280, “Segment Reporting”, established standards for disclosure about operating segments and related disclosures about products and services, geographic areas and major customers. We currently operate in one operating segment: the acquisition, development, ownership, and management of commercial real estate. Additionally, we operate in one geographic area: the United States.

THOMAS PROPERTIES GROUP, INC. AND SUBSIDIARIES

Our office portfolio includes revenues from the rental of office space to tenants, parking, rental of storage space and other tenant services.

Concentration of Credit Risk

Financial instruments that subject us to credit risk consist primarily of cash and accounts receivable. We maintain our unrestricted cash and restricted cash on deposit with high quality financial institutions. Some account balances exceed Federal Deposit Insurance Corporation (“FDIC”) insurance coverage or are not eligible for FDIC insurance coverage, and, as a result, there is a concentration of credit risk related to amounts on deposit in excess of or not covered by FDIC insurance. Our cash equivalents are typically invested in AAA-rated short-term instruments, which provide daily liquidity.

We have two operating properties and one unconsolidated operating property located in downtown Philadelphia, Pennsylvania. In addition, the Murano residential high-rise project consists of condominium units held for sale in downtown Philadelphia, Pennsylvania. The ability of the tenants to honor the terms of their respective leases, and the ability of prospective buyers to close on the acquisition of a condominium unit, is dependent upon the economic, regulatory and social factors affecting the communities in which the tenants operate and buyers reside.

We generally require either a security deposit, letter of credit or a guarantee from our tenants. We typically require a 15% cumulative deposit of prospective buyers of our Murano condominium project, which is essentially non-refundable except in cases of our non-performance.

THOMAS PROPERTIES GROUP, INC. AND SUBSIDIARIES

3. Unconsolidated Real Estate Entities

The unconsolidated real estate entities include our share of the entities that own 2121 Market Street, the TPG/CalSTRS properties, TPG/CalSTRS Austin, LLC properties and the Austin Portfolio Joint Venture Predecessor properties. TPG/CalSTRS owns the following properties as of December 31, 2012:

•	City National Plaza (acquired January 2003)

•	Reflections I (acquired October 2004)

•	Reflections II (acquired October 2004)

•	San Felipe Plaza (acquired August 2005)

•	CityWestPlace land (acquired June 2006)

•	CityWestPlace (acquired June 2006)

•	Fair Oaks Plaza (acquired January 2007)

The following properties were disposed by TPG/CalSTRS during 2011 and 2012:

•	Four Falls Corporate Center (acquired March 2005, disposed of October 2011)

•	Oak Hill Plaza (acquired March 2005, disposed of October 2011)

•	Walnut Hill Plaza (acquired March 2005, disposed of October 2011)

•	2500 CityWest and two adjacent land parcels (acquired August 2005, disposed of November 2011)

•	Centerpointe I and II (acquired January 2007, disposed of December 2011)

•	Brookhollow Central I, II and III (acquired August 2005, disposed of January 2012)

•	CityWestPlace land—certain land parcels (acquired June 2006, disposed of November 2012)

TPG Austin Partner, LLC, a limited liability company formed in September 2012 by TPG and Madison, owns a 50% interest in TPG/CalSTRS Austin, LLC, which owns the following properties that were acquired from Austin Joint Venture Predecessor:

•	San Jacinto Center (acquired September 2012)

•	Frost Bank Tower (acquired September 2012)

•	One Congress Plaza (acquired September 2012)

•	One American Center (acquired September 2012)

•	300 West 6th Street (acquired September 2012)

•	Park Centre (acquired September 2012)

•	Great Hills Plaza (acquired September 2012)

•	Westech 360 I-IV (acquired September 2012)

The following properties were disposed by the Austin Joint Venture Predecessor in 2012:

•	Research Park Plaza I & II (acquired June 2007, disposed of July 2012)

•	Stonebridge Plaza II (acquired June 2007, disposed of July 2012)

Capital contributions, distributions, and profits and losses of the real estate entities are allocated in accordance with the terms of the applicable partnership and limited liability company agreements. Such allocations may differ from the stated ownership percentage interests in such entities as a result of preferred returns and allocation formulas as described in the partnership and limited liability company agreements. Following are the stated ownership percentages, prior to any preferred or special allocations, as of December 31, 2012.

2121 Market Street	1.0%
TPG/CalSTRS Austin, LLC (1)	50.0%
TPG/CalSTRS:
City National Plaza	7.9%
All properties, excluding City National Plaza	25.0%

(1)	TPG Austin Partner, LLC, a limited liability company owned by TPG and Madison, a noncontrolling interest partner, owns 50% of TPG/CalSTRS Austin, LLC. The effective ownership of TPG and Madison in the underlying eight properties of TPG/CalSTRS Austin, LLC is 33.3% and 16.7%, respectively.

THOMAS PROPERTIES GROUP, INC. AND SUBSIDIARIES

We review the facts and circumstances of each distribution from unconsolidated entities to determine how to classify it on the consolidated statements of cash flows. Distributions received from unconsolidated entities that represent returns on the Company’s investment are reported as cash flows from operating activities, consistent with ASC 230-10-45-16. Cash distributions from unconsolidated entities that represent returns of the Company’s investment are reported as cash flows from investing activities, consistent with ASC 230-10-45-12.

Distributions are deemed to be returns on the Company’s investment, and recorded as operating inflows, unless the cumulative distributions exceed the cumulative equity in earnings recognized by the Company. The excess distributions are deemed to be returns of the investment and are classified as investing cash flows. Distributions received in excess of cumulative contributions are deemed a return on investment and classified as operating cash flows.

We evaluated unconsolidated investments with negative carrying amounts to determine if the equity method of accounting is still appropriate, consistent with ASC 323-10-35-19 through 26. The Company’s investment in 2121 Market Street had a negative carrying amount of $0.3 million and $2.5 million as of December 31, 2012 and 2011, respectively. The Company reduced its investment balance below zero due to the receipt of distributions and recording of our share of investee losses in excess of our investment, because we had guaranteed up to a maximum of $14.0 million and $3.3 million of 2121 Market Street’s outstanding mortgage loan as December 31, 2012 and 2011, respectively. During the year ended December 31, 2012, we redeemed a 49% interest in 2121 Market Street and retained a 1% limited partnership interest.

With respect to the Company’s investment in TPG/CalSTRS, we had a positive carrying amount as of December 31, 2011, of approximately $3.5 million, and a negative carrying amount of approximately $9.8 million as of December 31, 2012. The Company made a commitment to fund tenant improvements, other capital improvements, debt repayment or debt repurchase of properties owned by TPG/CalSTRS up to $10.9 million and $13.9 million as of December 31, 2012 and 2011, respectively. In addition, the Company made a commitment to fund temporary operating cash shortfalls, not more frequently than once a month, up to $1.25 million in the aggregate for all the TPG/CalSTRS properties. Investments in unconsolidated real estate entities as of December 31, 2012 and 2011 are as follows (in thousands):

	December 31, 2012	December 31, 2011
ASSETS:
TPG/CalSTRS:
City National Plaza	$—	$(23,598)
Reflections I	—	692
Reflections II	—	(225)
San Felipe Plaza	—	1,352
Brookhollow Central I, II and III	—	7,220
CityWestPlace and CityWestPlace Land	—	16,348
Fair Oaks Plaza	—	(108)
Austin Portfolio Investor	—	(3,556)
Austin Portfolio Lender	—	4,638
TPG/CalSTRS	—	736

	—	3,499

Austin Portfolio Joint Venture Predecessor:
Austin Portfolio Holdings & Syndication Partners	—	2,602
Frost Bank Tower	—	559
300 West 6th Street	—	252
San Jacinto Center	—	209

THOMAS PROPERTIES GROUP, INC. AND SUBSIDIARIES

One Congress Plaza	—	311
One American Center	—	(195)
Stonebridge Plaza II	—	502
Park Centre	—	1,489
Research Park Plaza I & II	—	280
Westech 360 I-IV	—	1,045
Great Hills Plaza	—	819

	—	7,873

TPG/CalSTRS Austin, LLC:
Austin Portfolio Holdings & Syndication Partners	(63)	—
Frost Bank Tower	30,459	—
300 West 6th Street	19,418	—
San Jacinto Center	10,437	—
One Congress Plaza	13,368	—
One American Center	(3,875)	—
Park Centre	14,048	—
Westech 360 I-IV	12,673	—
Great Hills Plaza	9,745	—

	106,210	—

Total reflected in investments in unconsolidated real estate entities	$106,210	$11,372
LIABILITIES:
TPG/CalSTRS:
City National Plaza	$(22,859)	$—
Reflections I	545	—
Reflections II	(439)	—
San Felipe Plaza	1,675	—
CityWestPlace and CityWestPlace Land	11,931	—
Fair Oaks Plaza	(1,046)
Austin Portfolio Investor	(74)	—
Austin Portfolio Lender	2	—
TPG/CalSTRS	457	—

	(9,808)	—
2121 Market Street	(276)	(2,538)

Total reflected in losses and distributions in excess of investments in unconsolidated real estate entities	(10,084)	(2,538)

Net investments in unconsolidated real estate entities	$96,126	$8,834

THOMAS PROPERTIES GROUP, INC. AND SUBSIDIARIES

The following is a summary of the net investments in unconsolidated real estate entities for the years ended December 31, 2012, 2011 and 2010 (in thousands):

Net Investment balance, December 31, 2009	$14,458
Contributions	15,575
Other comprehensive income	107
Equity in net income (loss) of unconsolidated real estate entities	(1,184)
Distributions	(10,970)
Redemption of redeemable noncontrolling interest	(11)

Net Investment balance, December 31, 2010	$17,975
Contributions	3,763
Other comprehensive income	24
Equity in net income (loss) of unconsolidated real estate entities	19,951
Distributions	(32,868)
Other	(11)

Net Investment balance, December 31, 2011	$8,834
Contributions including $35,054 contributed by Madison	113,340
Other comprehensive income	1
Equity in net income (loss) of unconsolidated real estate entities	(3,672)
Distributions	(35,889)
Redemption of 2121 Market Street interest	13,524
Other	(12)

Net Investment balance, December 31, 2012	$96,126

TPG/CalSTRS was formed to acquire office properties on a nationwide basis classified as moderate risk (core plus) and high risk (value add) properties. Core plus properties consist of under-performing properties that we believe can be brought to market potential through improved management. Value-add properties are characterized by unstable net operating income for an extended period of time, occupancy less than 90% and/or physical or management problems which we believe can be positively impacted by introduction of new capital and/or management.

The total capital commitment to TPG/CalSTRS was $511.7 million as of December 31, 2012, of which approximately $2.9 million and $10.9 million was unfunded by CalSTRS and us, respectively.

A buy-sell provision may be exercised by either CalSTRS or us. Under this provision, the initiating party sets a price for its interest in TPG/CalSTRS, and the other party has a specified time to elect to either buy the initiating party’s interest or to sell its own interest to the initiating party. Upon the occurrence of certain events, CalSTRS also has a buy-out option to purchase our interest in TPG/CalSTRS. The buyout price is based upon a 3% discount to the appraised fair market value.

On March 6, 2010, an aggregate of $96.5 million in mortgage loans owed by subsidiaries of TPG/CalSTRS (the “borrowers”) on unconsolidated properties at Four Falls Corporate Center, Oak Hill Plaza, and Walnut Hill Plaza in suburban Philadelphia matured and became due in full. The borrowers elected not to make payment on these loans. These loans were non-recourse to the borrowers and the Company. In June 2011, the Court of Common Pleas of Montgomery County, PA approved the appointment of a Receiver. In October 2011, a foreclosure sale, by stipulation with the lender, occurred whereby TPG/CalSTRS was relieved of the obligation to pay the remaining debt on Oak Hill Plaza, Walnut Hill Plaza and Four Falls Corporate Center. TPG/CalSTRS recognized a $28.7 million gain on extinguishment of debt upon disposition of these properties, of which TPG’s share was $7.2 million.

In November 2011, we completed the sale of 2500 CityWest and two adjacent land parcels in Houston, Texas, each a TPG/CalSTRS joint venture property. TPG/ CalSTRS received net proceeds from this transaction of $61.3 million, after closing costs and assumption of mortgage debt, of which TPG’s share was $15.3 million. TPG/ CalSTRS recorded a gain on sale of $49.7 million, of which TPG’s share was $12.4 million.

THOMAS PROPERTIES GROUP, INC. AND SUBSIDIARIES

In December 2011, we completed the sale of Centerpointe I & II whereby TPG/CalSTRS received net proceeds of $54.4 million of which TPG’s share was $5.8 million. TPG/CalSTRS recorded a gain on sale of $21.0 million, of which TPG’s share was $5.3 million.

In January 2012, we completed the sale of Brookhollow Central I, II and III in Houston, Texas, a TPG/CalSTRS joint venture property. TPG/CalSTRS received net proceeds from this transaction of $30.6 million, after closing costs and repayment of mortgage debt, of which TPG’s share was $7.7 million. During the fourth quarter of 2011, TPG/CalSTRS recorded a $7.8 million impairment charge to reduce the book value of the property to the net sales proceeds. TPG’s share of the impairment charge was $1.9 million.

As of December 31, 2012 and 2011, we recorded impairment charges of $2.4 million and $6.2 million, respectively, on Fair Oaks Plaza, a TPG/CalSTRS joint venture property, to reduce the book value of the property to the estimated fair value. TPG’s share of each impairment charge was $0.6 million and $1.6 million, respectively. As of December 31, 2011, we recorded an impairment charge of $6.4 million to reduce the book value of Reflections II, a TPG/CalSTRS joint venture property, to the estimated fair value. TPG’s share of the impairment charge was $1.6 million.

The TPG/CalSTRS joint venture is deemed to be a variable interest entity for which we are not considered to be the primary beneficiary. CalSTRS and TPG acting together are considered to have the power to direct the activities of the joint venture that most significantly impact the joint venture economic performance and therefore neither TPG nor CalSTRS is considered to be the primary beneficiary. We determined the key activities that drive the economic performance of the joint venture to be (1) the acquisition and development of real estate (including capital improvements), (2) financing, and (3) leasing. In connection with these key activities, the TPG/CalSTRS venture agreement requires unanimous approval by the two members.

In connection with TPG/CalSTRS Austin, LLC, TPG Austin Partner, LLC is not considered to be the primary beneficiary due to the fact that the power to direct the activities of the limited liability company is shared with CalSTRS such that no one party has the power to direct the activities that most significantly impact the limited liability company’s economic performance. In connection with TPG/CalSTRS Austin, LLC, we determined the key activities that drive the economic performance to be (1) the acquisition and development of real estate (including capital improvements), (2) financing, and (3) leasing. In connection with these key activities, TPG/CalSTRS Austin, LLC agreement requires either unanimous or majority approval of decisions by the respective partners.

In connection with the Austin Portfolio Joint Venture Predecessor, TPG/CalSTRS was not considered to be the primary beneficiary due to the fact that the power to direct the activities of the joint venture was shared among multiple unrelated parties such that no one party had the power to direct the activities of the joint venture that most significantly impact the joint venture’s economic performance. In connection with the Austin Portfolio Joint Venture Predecessor, we determined the key activities that determined the economic performance of the joint venture to be (1) the acquisition and development of real estate (including capital improvements), (2) financing, and (3) leasing. In connection with these key activities, the Austin Portfolio Joint Venture Predecessor partnership agreement required either unanimous or majority approval of decisions by the respective partners. We therefore determined the power to direct the activities to be shared amongst the partners so that no one partner had the power to direct the activities that most significantly impact the partnership’s economic performance. This portfolio was acquired by TPG/CalSTRS Austin, LLC in September 2012.

As of December 31, 2012, our total maximum exposure to loss to TPG/CalSTRS and the TPG/CalSTRS Austin, LLC is:

(1)	Our net equity investment in the various properties controlled by TPG/CalSTRS and TPG/CalSTRS Austin, LLC as of December 31, 2012, was $96.1 million, as presented earlier in this note.

(2)	The potential loss of future fee revenues which we earn in connection with the management and leasing agreements with the various properties controlled by the respective limited liability companies. We earn fee revenues in connection with those management and leasing agreements for services such as property management, leasing, asset management and property development. The management and leasing agreements with the various properties generally expire on an annual basis and are automatically renewed for successive periods of one year each, unless we elect not to renew the agreements. As of December 31, 2012, we had total receivables of $1.7 million and $0.5 million related to TPG/CalSTRS and the TPG/CalSTRS Austin, LLC, respectively.

(3)	Unfunded capital commitments to the TPG/CalSTRS was $10.9 million as of December 31, 2012.

THOMAS PROPERTIES GROUP, INC. AND SUBSIDIARIES

(4)	TPG/CalSTRS Austin, LLC owns the eight Austin properties and TPG, together with Madison, have unfunded capital commitments of approximately $14.4 million. Of that amount, TPG’s unfunded capital commitment is approximately $9.6 million or 66.67% as of December 31, 2012.

THOMAS PROPERTIES GROUP, INC. AND SUBSIDIARIES

Following is summarized financial information for the unconsolidated real estate entities as of December 31, 2012 and 2011 and for the years ended December 31, 2012, 2011 and 2010 (in thousands):

Summarized Balance Sheets

	2012	2011
ASSETS
Investments in real estate, net	$1,564,068	$1,709,601
Receivables including deferred rents, net	67,175	82,354
Deferred leasing and loan costs, net	135,928	91,838
Other assets	51,838	52,016
Assets associated with discontinued operations	219	205,584

Total assets	$1,819,228	$2,141,393

LIABILITIES AND OWNERS’ EQUITY
Mortgage loans	$1,376,344	$1,574,071
Acquired below market leases, net	32,229	33,333
Prepaid rent and deferred revenue	6,399	9,982
Accounts and interest payable and other liabilities	66,078	61,951
Liabilities associated with discontinued operations	169	154,737

Total liabilities	1,481,219	1,834,074

Owners’ equity:
Thomas Properties, including $- and $1 of other comprehensive loss as of 2012 and 2011, respectively	100,451	15,267
Other owners, including $- and $21 of other comprehensive loss as of 2012 and 2011, respectively	237,558	292,052

Total owners’ equity	338,009	307,319

Total liabilities and owners’ equity	$1,819,228	$2,141,393

Summarized Statements of Operations

	2012	2011	2010
Revenues	$264,698	$255,509	$254,364
Expenses:
Property operating and maintenance	107,590	100,470	98,813
Real estate taxes	35,756	32,397	31,401
Interest expense	96,819	95,769	88,545
Depreciation and amortization	88,662	92,211	89,109
Impairment loss	2,400	12,600	—

Total expenses	331,227	333,447	307,868

Income (loss) from continuing operations	(66,529)	(77,938)	(53,504)
Gain (loss) on early extinguishment of debt	—	—	2,266
Gain (loss) on disposition of real estate	(45,866)	621	11
Discontinued operations:
Net income (loss) from discontinued operations before gains on disposition of real estate, gain on extinguishment on debt and impairment loss	237	663	(11,934)
Gain (loss) on disposition of real estate	142	98,752	—
Gain (loss) on extinguishment of debt	—	6,661	9,524
Impairment loss	(5,020)	(12,759)	—

Income (loss) from discontinued operations	(4,641)	93,317	(2,410)

Net income (loss)	$(117,036)	$16,000	$(53,637)

Thomas Properties’ share of net income (loss)	$(7,864)	$16,441	$(4,659)
Intercompany eliminations	4,192	3,510	3,475

Equity in net income (loss) of unconsolidated real estate entities	$(3,672)	$19,951	$(1,184)

THOMAS PROPERTIES GROUP, INC. AND SUBSIDIARIES

Included in the preceding summarized balance sheets as of December 31, 2012 and 2011, are the following balance sheets of TPG/CalSTRS, LLC (in thousands) (unaudited):

	2012	2011
ASSETS
Investments in real estate, net	$759,512	$804,961
Receivables including deferred rents, net	63,881	64,595
Investments in unconsolidated real estate entities	659	41,278
Deferred leasing and loan costs, net	51,273	55,417
Other assets	28,347	23,660
Assets associated with real estate held for disposition	116	72,635

Total assets	$903,788	$1,062,546

LIABILITIES AND MEMBERS’ EQUITY
Mortgage loans	$747,610	$768,188
Accounts and interest payable and other liabilities	32,182	42,296
Liabilities associated with real estate held for disposition	25	42,141

Total liabilities	779,817	852,625

Members’ equity:
Thomas Properties, including $- and $1 of other comprehensive loss as of 2012 and 2011, respectively	(5,580)	17,137
CalSTRS, including $- and $4 of other comprehensive loss as of 2012 and 2011, respectively	129,551	192,784

Total members’ equity	123,971	209,921

Total liabilities and members’ equity	$903,788	$1,062,546

Included in the preceding summarized balance sheet as of December 31, 2012 is the following balance sheet of TPG/CalSTRS Austin, LLC (in thousands) (unaudited):

December 31, 2012
ASSETS
Investments in real estate, net	$804,556
Receivables including deferred rents, net	3,295
Deferred leasing costs, net	84,655
Other assets	20,871

Total assets	$913,377

LIABILITIES AND MEMBERS’ EQUITY
Mortgage loans	$628,733
Accounts and interest payable and other liabilities	44,281
Acquired below market leases, net	28,302

Total liabilities	701,316

Members’ equity	212,061

Total liabilities and members’ equity	$913,377

THOMAS PROPERTIES GROUP, INC. AND SUBSIDIARIES

Following is summarized financial information by real estate entity for the years ended December 31, 2012, 2011 and 2010 and includes TPG/CalSTRS Austin, LLC from inception, September 11, 2012 (in thousands) :

	Year Ended December 31, 2012
	2121 Market Street	TPG/ CalSTRS, LLC	TPG/ CalSTRS Austin, LLC	Austin Portfolio Joint Venture Predecessor	Eliminations	Total
Revenues	$—	$165,786	$30,005	$69,757	$(850)	$264,698

Expenses:
Property operating and maintenance	—	77,057	8,794	19,397	2,342	107,590
Real estate taxes	—	17,499	5,333	12,924	—	35,756
Interest expense	—	44,390	10,849	43,664	(2,084)	96,819
Depreciation and amortization	—	46,749	14,122	27,791	—	88,662
Impairment loss	—	2,400	—	—	—	2,400

Total expenses	—	188,095	39,098	103,776	258	331,227

Income (loss) from continuing operations	—	(22,309)	(9,093)	(34,019)	(1,108)	(66,529)
Equity in net income (loss) of unconsolidated real estate entities	—	(16,504)	—	—	16,504	—
Gain (loss) on disposition of real estate	—	14,210	—	(59,961)	(115)	(45,866)
Discontinued operations:
Net income (loss) from discontinued operations before gains on disposition of real estate, gain on extinguishment on debt and impairment loss	221	690	—	(674)	—	237
Gain (loss) on disposition of real estate	—	66	—	76	—	142
Impairment loss	—	—	—	(5,020)	—	(5,020)

Income (loss) from discontinued operations	221	756	—	(5,618)	—	(4,641)

Net income (loss)	$221	$(23,847)	$(9,093)	$(99,598)	$15,281	$(117,036)

Thomas Properties’ share of net income (loss)	$110	$2,797	$(4,546)	$(6,225)	$—	$(7,864)

Intercompany eliminations						4,192

Equity in net income (loss) of unconsolidated real estate entities						$(3,672)

	Year Ended December 31, 2011
	2121 Market Street	TPG/ CalSTRS, LLC	TPG/ CalSTRS Austin, LLC	Austin Portfolio Joint Venture Predecessor	Eliminations	Total
Revenues	$—	$161,410	$—	$94,749	$(650)	$255,509

Expenses:
Property operating and maintenance	—	72,451	—	29,748	(1,729)	100,470
Real estate taxes	—	16,014	—	16,383	—	32,397
Interest expense	—	45,675	—	52,225	(2,131)	95,769
Depreciation and amortization	—	47,070	—	45,140	1	92,211
Impairment loss	—	12,600	—	—	—	12,600

Total expenses	—	193,810	—	143,496	(3,859)	333,447

Income (loss) from continuing operations	—	(32,400)	—	(48,747)	3,209	(77,938)
Equity in net income (loss) of unconsolidated real estate entities	—	(9,136)	—	—	9,136	—
Gain (loss) on disposition of real estate	—	621	—	—	—	621

THOMAS PROPERTIES GROUP, INC. AND SUBSIDIARIES

Discontinued operations:
Net income (loss) from discontinued operations before gains on disposition of real estate, gain on extinguishment on debt and impairment loss	697	(866)	—	832	—	663
Gain (loss) on disposition of real estate	—	98,752	—	—	—	98,752
Gain (loss) on early extinguishment of debt	—	6,661	—	—	—	6,661
Impairment loss	—	(7,773)	—	(4,986)	—	(12,759)

Income (loss) from discontinued operations	697	96,774	—	(4,154)	—	93,317

Net income (loss)	$697	$55,859	$—	$(52,901)	$12,345	$16,000

Thomas Properties’ share of net income (loss)	$348	$19,088	$—	$(2,995)	$—	$16,441

Intercompany eliminations						3,510

Equity in net income (loss) of unconsolidated real estate entities						$19,951

	Year Ended December 31, 2010
	2121 Market Street	TPG/ CalSTRS, LLC	TPG/ CalSTRS Austin, LLC	Austin Portfolio Joint Venture Predecessor	Eliminations	Total
Revenues	$—	$161,172	$—	$93,808	$(616)	$254,364

Expenses:
Property operating and maintenance	—	70,812	—	29,643	(1,642)	98,813
Real estate taxes	—	15,523	—	15,878	—	31,401
Interest expense	—	39,826	—	48,721	(2)	88,545
Depreciation and amortization	—	46,669	—	42,440	—	89,109

Total expenses	—	172,830	—	136,682	(1,644)	307,868

Income (loss) from continuing operations	—	(11,658)	—	(42,874)	1,028	(53,504)
Gain (loss) on early extinguishment of debt	—	2,266	—	—	—	2,266
Equity in net income (loss) of unconsolidated real estate entities	—	(6,924)	—	—	6,924	—
Gain (loss) on disposition of real estate	—	—	—	11	—	11
Discontinued operations:
Net income (loss) from discontinued operations before gains on disposition of real estate, gain on extinguishment on debt and impairment loss	226	(11,967)	—	(193)	—	(11,934)
Gain (loss) on early extinguishment of debt	—	9,524	—	—	—	9,524

Income (loss) from discontinued operations	226	(2,443)	—	(193)	—	(2,410)

Net income (loss)	$226	$(18,759)	$—	$(43,056)	$7,952	$(53,637)

Thomas Properties’ share of net income (loss)	$113	$(2,081)	$—	$(2,691)	$—	$(4,659)

Intercompany eliminations						3,475

Equity in net income (loss) of unconsolidated real estate entities						$(1,184)

For the year ended December 31, 2012, one tenant accounted for approximately 12.0% of rent and tenant reimbursements (excluding tenant reimbursement for over-standard usage of certain operating expenses) of TPG/CalSTRS. The lease expire in 2021. For the years ended December 31, 2011 and 2010, there were no tenants accounting for 10% or more, of rent and tenant reimbursements of TPG/CalSTRS.

For the year ended December 31, 2012, there were no tenants accounting for 10% or more, of rent and tenant reimbursements (excluding tenant reimbursement for over-standard usage of certain operating expenses) of TPG/CalSTRS Austin, LLC.

THOMAS PROPERTIES GROUP, INC. AND SUBSIDIARIES

Following is a reconciliation of our share of owners’ equity of the unconsolidated real estate entities as shown above to amounts recorded by us as of December 31, 2012 and 2011:

	2012	2011
Our share of owners’ equity recorded by unconsolidated real estate entities	$100,451	$15,267
Intercompany eliminations and other adjustments	(4,325)	(6,433)

Investments in unconsolidated real estate entities	$96,126	$8,834

4. Mortgage Loans

A summary of the outstanding mortgage loans as of December 31, 2012 and 2011 is as follows (in thousands). None of these loans are recourse to us, except that we have guaranteed the Campus El Segundo mortgage loan, partially guaranteed the Four Points Centre mortgage loan, under which our liability is currently limited to a maximum of $12.3 million, and provided a limited guaranty for the Murano mortgage loan. See footnote 5 to the table below for further details regarding the Murano limited guaranty. In connection with some of the loans listed in the table below, our operating partnership is subject to customary non-recourse carve out obligations.

		Outstanding Debt		Maturity Date	Maturity Date at End of Extension Options
Mortgage Loan	Interest Rate at December 31, 2012	As of December 31, 2012	As of December 31, 2011
One Commerce Square (1)	5.67%	$126,869	$128,529	1/6/2016	1/6/2016
Two Commerce Square (2)	6.30%	106,612	107,112	5/9/2013	5/9/2013
Campus El Segundo (3)	LIBOR + 3.75%	14,500	14,500	10/31/2013	10/31/2014
Four Points Centre (4)	LIBOR + 3.50%	26,453	23,908	7/31/2014	7/31/2015
Murano (5)	LIBOR + 3.75%	6,941	15,474	12/15/2013	12/15/2013

Total mortgage loans		$281,375	$289,523

The 30 day LIBOR rate for the loans above was 0.21% at December 31, 2012.

(1)	The mortgage loan may be defeased, and is subject to yield maintenance payments for any prepayments prior to October 2015.
(2)	On March 8, 2013, we entered into a loan agreement with a lender for a new mortgage on Two Commerce Square in the amount of $112.0 million. The loan, which has a fixed interest rate of 3.96% for a ten year term, funded on March 8, 2013. The loan replaced the existing mortgage on the property that had an outstanding balance of $106.6 million as of December 31, 2012, and a maturity date of May 9, 2013, and was open to prepayment without penalty on and after March 8, 2013.
(3)	The interest rate as of December 31, 2012 was 4.00% per annum. The Campus El Segundo mortgage loan has an October 31, 2013 maturity date with one remaining twelve month extension. A $2.5 million principal paydown is due April 30, 2013. We have guaranteed this loan. We have agreed to certain financial covenants on this loan as the guarantor, which we were in compliance with as of December 31, 2012.
(4)	The interest rate as of December 31, 2012 was 3.75% per annum. As of December 31, 2012, $4.2 million was available to be drawn to fund tenant improvement costs and certain other project costs related to two office buildings. The loan has a one-year extension option at our election subject to certain conditions. The option to extend is subject to (1) a loan-to-value ratio and a minimum appraised land ratio of 62.5% , and (2) the adjusted net operating income of the property and improvements as a percentage of the outstanding principal balance must be at least 10.0%. If the loan-to-value ratio or the minimum debt yield is not met, we can pay down the principal balance in an amount sufficient to satisfy the requirement. The debt yield is calculated by dividing the net operating income of the property by the outstanding principal balance of the loan.

THOMAS PROPERTIES GROUP, INC. AND SUBSIDIARIES

Beginning in August, 2014, we are required to pay down the loan balance by $42,000 each month. As of December 31, 2012, the property had a net operating loss. We have guaranteed completion of the tenant improvements and 46.5% of the balance of the outstanding principal balance and interest payable on the loan, which results in a maximum guarantee of $12.3 million as of December 31, 2012. We have agreed to certain financial covenants on this loan as the guarantor, which we were in compliance with as of December 31, 2012. We have also provided additional collateral of fully entitled unimproved land, which is immediately adjacent to the office buildings.

Subsequent to December 31, 2012, we sold certain land parcels at Four Points Centre, resulting in paydowns of $6.9 million on the loan. The remaining collateral of fully entitled unimproved land adjacent to the office buildings is approximately 19.9 acres.

(5)	The interest rate as of December 31, 2012 was 4.00% per annum and the loan matures on December 15, 2013. Repayment of this loan is being made with proceeds from the sales of condominium units. On June 30, 2013, the loan is subject to a maximum balance of $4.3 million. TPG gave the lender a limited guaranty which (i) guarantees repayment of the loan in the event of certain bankruptcy events affecting the borrower, (ii) guarantees payment of the lender’s damages from customary “bad boy” actions of the borrower or TPG (such as fraud, physical waste of the property, misappropriation of funds and similar bad acts); and (iii) guarantees payment of the amount, if any, by which the loan balance at the time exceeds 80.0% of the bulk sale value of the collateral upon an acceleration of the loan triggered by a borrower default. Based on two units that have settled subsequent to December 31, 2012, and five additional units scheduled to settle in February and March, 2013, the loan will be reduced to approximately $3.3 million.

The loan agreements for One Commerce Square and Two Commerce Square require that all receipts collected from these properties be deposited in lockbox accounts under the control of the lenders to fund reserves such as capital improvements, taxes, insurance, leasing commissions, debt service and operating expenditures. Included in restricted cash on our consolidated balance sheets at December 31, 2012 and 2011, are lockbox, reserve funds and/or security deposits as follows (in thousands):

	2012	2011
One Commerce Square	$5,245	$5,471
Two Commerce Square	6,258	5,030
Murano	108	115

Restricted cash—consolidated properties	$11,611	$10,616

As of December 31, 2012, subject to certain extension options exercisable by the Company, principal payments due for the secured outstanding debt are as follows (in thousands):

	Amount Due at Original Maturity Date	Amount Due at Maturity Date After Exercise of Extension Options
2013	$136,713	$136,713
2014	21,457	2,094
2015	1,996	21,359
2016	121,209	121,209
2017	—	—
Thereafter	—	—

	$281,375	$281,375

5. Earnings (Loss) per Share

Under FASB ASC 260-10-45, “Earnings Per Share”, the Company uses the two-class method to calculate earning per share. Basic earnings per share is calculated based on dividends declared on common shares and other participating securities (“distributed earnings”) and the rights of common shares and participating securities in any undistributed earnings, which

THOMAS PROPERTIES GROUP, INC. AND SUBSIDIARIES

represents net income remaining after deduction of dividends accrued during the respective period. Participating securities, which include restricted stock, incentive units and stock options, are included in the computation of earnings per share pursuant to the two-class method. The undistributed earnings are allocated to all outstanding common shares and participating securities based on the relative percentage of each security to the total number of outstanding securities. Basic earnings per common share and participating securities, including restricted stock, incentive units and stock options, represent the summation of the distributed and undistributed earnings per common share and participating security divided by the total weighted average number of common shares outstanding and the total weighted average number of participating securities outstanding during the respective periods. We only present the earnings per share attributable to the common shareholders.

Net losses, after deducting the dividends to participating securities, are allocated in full to the common shares since the participating security holders do not have an obligation to share in the losses, based on the contractual rights and obligations of the participating securities. Because we incurred losses for the years ended December 31, 2012 and 2010, all potentially dilutive instruments are anti-dilutive and have been excluded from our computation of weighted average dilutive shares outstanding.

In November 2011, the board of directors reinstated dividend payments and a quarterly dividend of $0.015 per common share which was paid in December 2011. During 2012, the board of directors declared and paid three quarterly dividends of $0.015 per common share to common stockholders and a quarterly dividend of $0.02 per common share in the fourth quarter.

The following is a summary of the elements used in calculating basic and diluted income (loss) per share for the years ended December 31, 2012, 2011 and 2010 (in thousands except share and per share amounts):

	2012	2011	2010
Net income (loss) attributable to common shares	$(25,396)	$5,860	$(11,472)
Dividends to participating securities
Unvested restricted stock	—	—	—
Unvested incentive units	—	—	—

Net income (loss) attributable to common shares, net of dividends to participating securities	$(25,396)	$5,860	$(11,472)

Weighted average common shares outstanding—basic	41,631,796	36,619,558	33,684,101

Weighted average common shares outstanding—diluted (1)	41,631,796	36,865,286	33,684,101

Income (loss) per share—basic and diluted	$(0.61)	$0.16	$(0.34)

Dividends declared per share	$0.065	$0.015	$—

(1)	Basic and diluted shares are calculated in accordance with GAAP, and include common shares plus dilutive equity instruments, as appropriate. For the years ended December 31, 2012 and 2010, all potentially dilutive instruments have been excluded from the computation of weighted average dilutive shares outstanding because they were anti-dilutive.

6. Equity

Common Stock and Operating Partnership Units

The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of our common stock vote together as a single class with holders of our limited voting stock on those matters upon which the holders of limited voting stock are entitled to vote. Subject to preferences that may be applicable to any outstanding shares of preferred stock, the holders of common stock are entitled to receive ratably any dividends when, if, and as may be declared by the board of directors out of funds legally available for dividend payments. In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive, conversion, subscription or other rights. There are no redemption or sinking fund provisions applicable to the common stock. An Operating Partnership unit and a share of our common stock have essentially the same economic characteristics as they share equally in the total net income or loss and distributions of the Operating Partnership. An Operating Partnership unit may be redeemed by the holder in exchange for cash or shares of common stock at our election, on a one-for-one basis. As of December 31, 2012 and 2011, we held a 78.7% and 74.7% interest in the Operating Partnership respectively.

THOMAS PROPERTIES GROUP, INC. AND SUBSIDIARIES

Issuances of Common Stock

In June 2012, the Company sold in a private placement an aggregate of 8,695,653 shares of common stock at a price of $5.75 per share, for aggregate gross proceeds of $50.0 million. The Company did not pay any underwriting discounts or commissions with respect to the sale of the common stock, but the Company agreed to reimburse the investors for certain transaction expenses totaling $0.5 million. In connection with the transaction, on August 2, 2012, the Company’s Board of Directors elected Bradley H. Carroll to the Board. The Company also granted certain registration rights to the investor group generally requiring the company to register their shares with the Securities and Exchange Commission within 24 months of May 2012.

In April 2010, we established an “at the market” (ATM) stock offering program through which we may sell from time to time up to an aggregate of $30.0 million of common stock through a sales agent. During the year ended December 31, 2010, we sold 4.3 million shares of common stock at prices ranging from $3.67 to $5.03 per share in our “at-the-market” equity offering program. These sales resulted in gross proceeds of $15.9 million and net proceeds of $15.5 million, which were used for general corporate purposes. There were no ATM sales in 2012 and 2011. As of December 31, 2012, the ATM offering program was inactive.

See also Exchange of Noncontrolling Operating Partnership Units below for information regarding a redemption during the years ended December 31, 2012 and 2010.

Limited Voting Stock

Each Operating Partnership unit issued in connection with the formation of our Operating Partnership at the time of our initial public offering in 2004 was paired with one share of limited voting stock. Operating Partnership units issued under other circumstances, including upon the conversion of incentive units granted under the Incentive Plan, are not paired with shares of limited voting stock. These shares of limited voting stock are not transferable separate from the limited partnership units they are paired with, and each Operating Partnership unit is redeemable together with one share of limited voting stock by its holder for cash, or, at our election, one share of our common stock. Each share of limited voting stock entitles its holder to one vote on the election of directors, certain extraordinary transactions, including a merger or sale of our Company, and amendments to our certificate of incorporation. Shares of limited voting stock are not entitled to any regular or special dividend payments or other distributions, including any dividends or other distributions declared or paid with respect to shares of our common stock or any other class or series of our stock, and are not entitled to receive any distributions in the event of liquidation or dissolution of our Company. Shares of limited voting stock have no class voting rights, except to the extent required by Delaware law. Any redemption of a unit in our Operating Partnership will be redeemed together with a share of limited voting stock in accordance with the redemption provisions of the Operating Partnership agreement, and the share of limited voting stock will be canceled and not subject to reissuance. As of December 31, 2012, there were 12,313,331 limited voting stock outstanding.

Incentive Partnership Units

We have issued a total of 1,377,714 incentive units as of December 31, 2012 to certain executives. Incentive units represent a profits interest in the Operating Partnership and generally will be treated as regular Operating Partnership units in the Operating Partnership and rank pari passu with the Operating Partnership units as to payment of distributions, including distributions of assets upon liquidation. Incentive units are subject to vesting, forfeiture and additional restrictions on transfer as may be determined by us as general partner of the Operating Partnership. The holder of an incentive unit has the right to convert all or a part of his vested incentive units into Operating Partnership units, but only to the extent of the incentive units’ economic capital account balance. As general partner, we may also cause any number of vested incentive units to be converted into Operating Partnership units to the extent of the incentive units’ economic capital account balance. We had 46,126,481 shares of common stock and 12,313,331 Operating Partnership units outstanding as of December 31, 2012, and 224,100 vested and unvested incentive units outstanding which were issued under our Incentive Plan. The share of the Company owned by the Operating Partnership unit holders is reflected as a separate component under the “Noncontrolling Interests” caption in the equity section of our consolidated balance sheets.

THOMAS PROPERTIES GROUP, INC. AND SUBSIDIARIES

Exchange of Noncontrolling Operating Partnership Units

During the year ended December 31, 2010, 1.5 million noncontrolling Operating Partnership units were redeemed for shares of the Company’s common stock on a one-for-one basis. Neither the Company nor the Operating Partnership received any proceeds from the issuance of the common stock to the noncontrolling Operating Partnership unitholders. For the year ended December 31, 2012, 135,834 vested incentive units were redeemed for the Company’s common stock. There were no redemptions during the year ended December 31, 2011.

Stock Compensation

We adopted the 2004 Equity Incentive Plan of Thomas Properties Group, Inc. as amended, (the” Incentive Plan”) effective upon the closing of our initial public offering and amended it in May 2007 and June 2008 to increase the shares reserved under the plan. The Incentive Plan provides incentives to our employees and is designed to attract, reward and retain personnel. We may issue up to 3,361,906 shares as either stock option awards, restricted stock awards or incentive unit awards of which 411,608, remain available for grant as of December 31, 2012 (see table below for details). In addition, under our Non-Employee Directors Restricted Stock Plan (“the Non-Employee Directors Plan”) a total of 60,000 shares are reserved for grant, of which 29,065 remain available for grant.

December 31, 2012
Total awards authorized for issuance	3,361,906
Less:
Incentive unit grants	1,377,714
Restricted stock grants	1,168,267
Stock option awards, net of forfeitures	404,317

Awards available for grant	411,608

Restricted Stock

Under our Incentive Plan, we have issued the following restricted shares to executives of the Company:

Grant Date	Shares		Aggregate Value (in thousands)		Vesting Status
October 2004	46,667		$560		Fully vested
February 2006	60,000		740		Fully vested
March 2007	100,000		1,580		Fully vested
March 2008	100,000		855		Fully vested
January 2009	410,000	(1)	863	(4)	Partially vested
January 2010	100,000		263		Fully vested
January 2011	151,601	(2)	398	(4)	Partially vested
February 2012	199,999	(3)	207	(4)	Not vested

Issued from Inception to December 31, 2012	1,168,267		$5,466

(1)	In January 2009, we issued 410,000 restricted shares to executives which vest over a period of five years. Fifty percent of the restricted shares vest based on stock performance. The other fifty percent are discretionary vesting shares based on individual and Company goals, which are currently reserved and will be considered granted upon vesting. As of December 31, 2012, there was 82,000 performance based and 123,000 discretionary based shares fully vested and 123,000 performance based and 82,000 discretionary based shares remain unvested.
(2)	In January 2011, we issued 151,601 restricted shares to executives which vest over a period of two years. Fifty percent of the restricted shares vest based on stock performance. The other fifty percent are discretionary vesting shares based on individual and Company goals, which are currently reserved and will be considered granted upon vesting. As of December 31, 2012, there was 37,898 discretionary based shares fully vested and 75,802 performance based and 37,901 discretionary based shares remain unvested.

THOMAS PROPERTIES GROUP, INC. AND SUBSIDIARIES

(3)	In February 1, 2012, we issued 199,999 restricted shares to executives which vest over a period of two years. Fifty percent of the restricted shares vest based on stock performance and had a total fair market value of approximately $0.2 million. The other fifty percent are discretionary vesting shares based on goals determined by the Compensation Committee, which are currently reserved and will be considered granted and fully expensed upon vesting. As of December 31, 2012, there was 100,001 performance based and 99,998 discretionary based shares that remain unvested.
(4)	Aggregate fair value as of grant date for the shares that vest based on stock performance and discretionary shares that have vested.

The fair value of the restricted stock grants is determined based on the Company’s common stock price at the date of grant. The fair value of restricted stock grants with market conditions is adjusted for the effect of those market conditions; this is estimated by a third-party valuation consultant. Holders of restricted stock have full voting rights and receive any dividends paid.

Under our Non-Employee Directors Plan, we have issued 30,935 shares of outstanding restricted shares to our non-employee directors. These shares are fully vested as of December 31, 2012 and the aggregate value of these shares is $0.4 million.

We recognized non-cash compensation expense and the related income tax benefit for the vesting of restricted stock grants for the years ended December 31, 2012, 2011 and 2010 as follows (in thousands). For the years ended December 31, 2012, 2011, and 2010, a full valuation allowance was recorded against the applicable income tax benefit.

	2012	2011	2010
Compensation expense	$567	$530	$552
Income tax benefit	$220	$210	$221

The weighted-average grant date fair value of restricted stock granted to executives during the year ended December 31, 2012 was $2.07 per share. No grants of restricted stock were made to non-employee directors during the years ended December 31, 2012 and 2011. As of December 31, 2012, there was $86,000 of total unrecognized compensation cost related to the unvested performance based restricted stock under the Incentive Plan. The unrecognized compensation expense is expected to be recognized over a weighted average period of 0.9 year.

Incentive Partnership Units

Under our Incentive Plan, we have issued the following incentive units to certain executives:

	Incentive Units		Aggregate Value (in thousands)		Vesting Status
Issued in October 2004	730,003		$8,443		Fully vested
Issued in 2006	120,000		1,463		Fully vested
Issued in 2007	183,333		2,728		Fully vested
Issued in 2008	270,000	(1)	2,006	(3)	Fully vested
Issued in 2011	74,378	(2)	194	(3)	Partially vested

Issued from Inception to December 31, 2012	1,377,714		$14,834

(1)	During September 2012, the remaining 12,918 incentive units subject to market based performance measures vested.
(2)	In January 2011, we issued 74,378 incentive units, which vest over a two year period. At issuance date, 37,189 units were subject to market based performance measures and 37,189 units were reserved and would be considered granted upon vesting, which would occur when it was determined that certain individual and Company goals have been met. During February 2012, 18,595 units subject to discretionary measures vested. Of the remaining incentive units, 37,189 units are subject to market based performance measures and 18,594 units are subject to discretionary measures.
(3)	Aggregate fair value as of grant date for the shares that vest based on stock performance and discretionary shares that have vested.

THOMAS PROPERTIES GROUP, INC. AND SUBSIDIARIES

The fair value of the incentive unit grants is determined based on the Company’s common stock price at the date of grant and a discount for post-vesting restrictions estimated by a third-party valuation consultant.

For the years ended December 31, 2012, 2011 and 2010, we recorded compensation expense for the vesting of the incentive unit grants totaling $183,000, $199,000 and $90,000, respectively. As of December 31, 2012, compensation expense related to performance based incentive units had been fully expensed.

Stock options

Under our Incentive Plan, we have 373,829 stock options outstanding as of December 31, 2012. There were no stock option grants for the years ended December 31, 2012, 2011 and 2010. The options vest at the rate of one third per year over three years and expire ten years after the date of commencement of vesting. The fair market value of each option granted was estimated on the date of the grant using the Black-Scholes option pricing model. Below is a summary of the methodologies the Company utilized to estimate the assumptions used in the Black-Scholes option pricing model:

Expected Term—The expected term represents the period that the Company’s stock-based awards are expected to be outstanding.

Expected Stock Price Volatility—The Company estimates its volatility factor by using the historical average volatility of its common stock price over a period equal to the expected term.

Expected Dividend Yield—The dividend yield is based on the Company’s expected future dividend payments.

Risk-Free Interest Rate—The Company bases the risk-free interest rate used on the implied yield currently available on the U.S. Treasury zero-coupon issues with an equivalent remaining term.

Estimated Forfeitures—When estimating forfeitures, the Company considers voluntary termination behavior as well as an analysis of actual option forfeitures. As stock-based compensation expense recognized in the consolidated statements of operations is based on awards ultimately expected to vest, it should be reduced for estimated forfeitures. FASB ASC 718 “Compensation—Stock Compensation” requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Pre-vesting forfeitures were estimated based on historical experience.

THOMAS PROPERTIES GROUP, INC. AND SUBSIDIARIES

The following is a summary of stock option activity under our Incentive Plan:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (in thousands)
Outstanding at December 31, 2009	667,694	$12.75	6.3	—

Granted	—	—
Forfeitures	(59,770)	11.75
Exercised	—	—

Outstanding at December 31, 2010	607,924	12.85	5.4	—

Granted	—	—
Forfeitures	(72,778)	12.01
Exercised	—	—

Outstanding at December 31, 2011	535,146	12.97	4.3	—

Granted	—	—
Forfeitures	(161,317)	12.56
Exercised	—	—

Outstanding & exercisable at December 31, 2012	373,829	$13.14	3.0	—

We recognized compensation expense and the related income tax benefit for stock options for the years ended December 31, 2012, 2011 and 2010 as follows (in thousands). For the years ended December 31, 2011 and 2010, a full valuation allowance was recorded against the applicable income tax benefit.

	2012	2011	2010
Compensation expense	$—	$2	$30
Income tax benefit	$—	$1	$12

As of December 31, 2012, all stock options have vested and have been fully recognized. There were no stock options granted or exercised during years ended December 31, 2012, 2011 and 2010.

Phantom Shares

During 2011, a Phantom Share Plan was approved by the compensation committee of the board of directors and adopted by the full board of directors. The purpose of the Plan is to reward and retain senior executive officers of the Company. This Plan is an incentive award plan that pays cash or, if the stockholders of the Company approve and authorize the issuance of additional shares, common stock. Generally, the recipient must still be employed with the Company to receive the cash or stock. There were 677,933 phantom shares granted under the plan in 2011 with a total grant date fair value of approximately $1.0 million. Each phantom share award vests upon the earlier of (i) ratably, one-third on each anniversary of the grant date, subject to achievement of (x) with respect to 50% of each award, a Company stock appreciation target rate of up to 12% pro-rated, and (y) with respect to 50% of each award, other goals determined by the Compensation Committee, in each case only to the extent that at or after such time the Company’s stockholders have approved the issuance of sufficient shares of common stock under the Company’s 2004 Equity Incentive Plan, as amended, or any successor thereto, to settle awards under the Plan in common stock, and (ii) the fifth anniversary of the grant date, subject to such grantee’s continued employment with the Company and achievement of the Company and other goals. During the first quarter of 2012, an additional 437,950 phantom shares were granted under the plan with the same terms as the 2011 grants with a total grant date fair value of approximately $0.9 million.

We have determined these grants should be treated as liability awards rather than equity awards in accordance with ASC 718 “Compensation—Stock Compensation”, and as such, the obligation is reflected in the accounts payable and other liabilities caption on our consolidated balance sheet.

THOMAS PROPERTIES GROUP, INC. AND SUBSIDIARIES

The fair value of the phantom share grants is estimated by a third-party valuation consultant. Holders of phantom shares do not have voting rights. We reassess the fair value at the end of each quarter. The weighted average grant date fair value of the 2011 and 2012 phantom share grants were approximately $3.05 and $4.32 respectively.

There were no vested, forfeited or expired grants during the year ended December 31, 2012. As of December 31, 2012, there was $2.0 million of unrecognized compensation expense related to phantom shares. The unrecognized compensation expense is expected to be recognized over a weighted average period of 2.3 years.

We recognized non-cash compensation expense and the related income tax benefit for phantom shares for the years ended December 31, 2012, 2011 and 2010 as follows (in thousands). For the years ended December 31, 2012, 2011, and 2010, a full valuation allowance was recorded against the applicable income tax benefit.

	2012	2011	2010
Compensation expense	$655	$167	$—
Income tax benefit	$254	$66	$—

Noncontrolling Interests

FASB ASC 810-10 “Consolidation”, provides that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. FASB ASC 810-10 also requires consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the noncontrolling interest and requires disclosure, on the face of the consolidated statement of income, of the amounts of consolidated net income attributable to the parent and to the noncontrolling interest. In addition, FASB ASC 810-10 establishes a single method of accounting for changes in a parent’s ownership interest in a subsidiary that does not result in deconsolidation and requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated. As a result of the issuance of FASB ASC 810-10, the guidance in FASB ASC 480-10, “Classification and Measurement of Redeemable Securities”, was amended to include redeemable noncontrolling interests within its scope. If noncontrolling interests are determined to be redeemable, they are to be carried at their redemption value as of the balance sheet date and reported as temporary equity.

Noncontrolling Interests—Unitholders in the Operating Partnership

Noncontrolling interests—Unitholders in the Operating Partnership on our consolidated balance sheets relate solely to the partnership and incentive units in the Operating Partnership that are not owned by the Company. In conjunction with the formation of the Company, certain persons and entities contributing interests in properties to the Operating Partnership received Operating Partnership units. In addition, certain employees of the Operating Partnership have received incentive units in connection with services rendered or to be rendered to the Operating Partnership. Limited partners who have been issued incentive units have the right to require the Operating Partnership to redeem part or all of their incentive units upon vesting of the incentive units, if applicable. The Company may elect to acquire those incentive units in exchange for shares of the Company’s common stock on a one-for-one basis, subject to adjustment in the event of stock splits, stock dividends, issuance of stock rights, specified extraordinary distributions and similar events, or pay cash based upon the fair market value of an equivalent number of shares of the Company’s common stock at the time of redemption.

In accordance with FASB ASC 810-10, the Company has determined the Operating Partnership units should be classified as noncontrolling interests within the permanent equity section in the accompanying consolidated balance sheets. The Company periodically evaluates individual noncontrolling interests for the ability to continue to recognize the noncontrolling interest as permanent equity. Any noncontrolling interest that fails to qualify as permanent equity will be reclassified as temporary equity and adjusted to the greater of (a) the carrying amount, or (b) its redemption value as of the end of the period in which the determination is made.

The redemption value of the 224,100 outstanding and not yet redeemed incentive units at December 31, 2012 was approximately $1.2 million based on the closing price of the Company’s common stock of $5.41 per share as of December 31, 2012.

THOMAS PROPERTIES GROUP, INC. AND SUBSIDIARIES

Noncontrolling Interests—Partners in Consolidated Real Estate Entities

Noncontrolling interest—Partners in Consolidated Real Estate Entities represents the proportionate share of equity in the partnerships and limited liability companies listed below held by non-affiliated partners. Capital contributions, distributions, and profits and losses of the real estate entities are allocated in accordance with the terms of the applicable partnership and limited liability company agreements. Such allocations may differ from the stated ownership percentage interests in such entities as a result of preferred returns and allocation formulas as described in the partnership and limited liability company agreements. Following are the stated ownership percentages of the unaffiliated partners in these consolidated entities, prior to any preferred or special allocations, as of December 31, 2012.

Non-Affiliated Partner Share
One Commerce Square	25.0%
Two Commerce Square	25.0%
Murano	27.0%
TPG Austin Partner, LLC	33.3%

7. Related Party Transactions

We provide certain property management, leasing, development and investment advisory services in connection with service agreements with certain of our consolidated subsidiaries and unconsolidated entities. The following is a summary of fee revenue and expenses related to these services for the years ended December 31, 2012, 2011 and 2010 (in thousands):

	Twelve months ended December 31,
	2012	2011	2010
Property management, leasing and development services fees	$21,184	$21,680	$22,972
Investment advisory fees	5,484	10,420	7,415

Total fees	26,668	32,100	30,387
Investment advisory, management, leasing and development services expenses	(12,461)	(12,754)	(12,221)

Net investment advisory, management, leasing and development services income	$14,207	$19,346	$18,166

Total fees attributable to third parties and related parties:
Total fees attributable to third parties	$4,583	$8,520	$7,703
Total fees attributable to related parties (unconsolidated entities and subsidiaries)	22,085	23,580	22,684

Total fees before intercompany transaction eliminations	$26,668	$32,100	$30,387

Reconciliation of total fees to consolidated statement of operations:
Total fees before intercompany transaction eliminations	$26,668	$32,100	$30,387
Elimination of intercompany fee revenues (subsidiaries and our share of unconsolidated entities)	(6,397)	(5,718)	(6,214)

Total fees net of eliminations	$20,271	$26,382	$24,173

THOMAS PROPERTIES GROUP, INC. AND SUBSIDIARIES

Total fees as presented in the consolidated statement of operations:
Investment advisory, management, leasing, and development services —third parties	$4,583	$8,520	$7,703
Investment advisory, management, leasing, and development services —unconsolidated real estate entities (related parties)	15,688	17,862	16,470

Total fees	$20,271	$26,382	$24,173

8. Income Taxes

All operations are carried on through the Operating Partnership and its subsidiaries which are pass-through entities that are generally not subject to federal or state income taxation, as all of the taxable income, gains, losses, deductions, and credits are passed through to its partners. However, the Operating Partnership and some of its subsidiaries are subject to income taxes in Texas. We are responsible for our share of taxable income or loss of the Operating Partnership allocated to us in accordance with the Operating Partnership’s Agreement of Limited Partnership. As of December 31, 2012, 2011 and 2010, we held a respective 78.7%, 74.7% and 74.7% capital interest in the Operating Partnership. For the years ended December 31, 2012, 2011 and 2010, we were allocated 77.0% , 74.7%, and 70.9%, respectively, of the weighted average income and losses from the Operating Partnership.

Our effective tax rate is 1.1%, 26.4% and 2.2%, respectively, for the years ended December 31, 2012, 2011 and 2010. The resulting tax rate is primarily due to income attributable to the noncontrolling interests as a result of our adoption of FASB ASC 810, reversal of accrued interest relating to unrecognized tax benefits for which the statute of limitations period has lapsed, and change in the valuation allowance primarily related to income (loss) from the Company’s interest in the Operating Partnership.

The provision for income taxes is based on reported income before income taxes. Deferred income tax assets and liabilities reflect the impact of temporary differences between the amounts of assets and liabilities recognized for financial reporting purposes and the amount recognized for tax purposes, as measured by applying the currently enacted tax laws.

The benefit (provision) for income taxes consists of the following for the years ended December 31, 2012, 2011 and 2010 (in thousands):

	2012	2011	2010
Current income tax benefit (provision):
Federal	$4,694	$(92)	$3,109
State	1,126	516	250

Total current income tax benefit (provision)	5,820	424	3,359

Deferred income tax benefit (provision):
Federal	2,273	(1,485)	371
State	145	(726)	481

Total deferred income tax benefit (provision)	2,418	(2,211)	852

Interest expense, gross of related tax effects	275	728	803
Change in valuation allowance	(8,128)	2,488	(4,657)

Benefit (provision) for income taxes	$385	$1,429	$357

THOMAS PROPERTIES GROUP, INC. AND SUBSIDIARIES

A reconciliation of the benefit (provision) for income taxes with amounts determined by applying the statutory U.S. federal income tax rate to income (loss) before income taxes for the years ended December 31, 2012, 2011 and 2010 are as follows (in thousands):

	2012	2011	2010
Tax benefit (provision) at statutory rate of 35%	$11,780	$(1,898)	$5,753
State income taxes, net of federal tax benefit & reduction in state valuation allowance	943	139	459
Restricted incentive unit compensation	(49)	(52)	(20)
Interest expense, gross of related tax effects	275	728	1,129
Noncontrolling interests	(2,758)	348	(1,631)
Valuation allowance	(8,128)	2,488	(4,657)
Other	(1,678)	(324)	(676)

Benefit (provision) for income taxes	$385	$1,429	$357

Effective income tax rate	1.1%	26.4%	2.2%

The significant components of the net deferred tax (asset), which is included in “other assets” on the Company’s balance sheet, as of December 31, 2012 and 2011 are as follows (in thousands):

	2012	2011
Deferred tax (asset):
Net operating loss carry forward	$(22,445)	$(7,712)
Stock compensation	(913)	(629)
Income (loss) from Operating Partnership	9,601	(8,371)
Impairment loss	(12,955)	(7,117)
Valuation allowance	17,686	9,559
Other, net	999	533

Deferred tax (asset), net	$(8,027)	$(13,737)

FASB ASC 740-10-30-17 “Accounting for Income Taxes,” requires that deferred tax assets be reduced by a valuation allowance if it is more likely than not that some or all of the deferred tax asset will not be realized. Future realization of the deferred tax asset is dependent on the reversal of existing taxable temporary differences, carryback potential, tax-planning strategies and on us generating sufficient taxable income in future years. As of December 31, 2012, a valuation allowance of approximately $17.7 million had been established against the net deferred income tax assets to an amount that will more likely than not be realized. During 2012, the valuation allowance increased by $8.1 million, resulting from an increase in the net deferred tax assets primarily related to income (loss) from the Company’s interest in the Operating Partnership. Accordingly, the net deferred tax asset of $8.0 million and $13.7 million, for the years ended December 31, 2012 and 2011 respectively, relates to the Company’s uncertain tax positions.

FASB ASC 740-10-25 clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements. The interpretation prescribes a recognition threshold and measurement attribute criteria for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

As of December 31, 2012, 2011 and 2010, the Company has recorded unrecognized tax benefits of approximately $8.0 million, $13.7 million, and $13.4 million, respectively, and if recognized, would not affect our effective tax rate. The Company’s policy is to recognize interest and penalties related to unrecognized tax benefits as a component of income tax expense. For the years ended December 31, 2012, 2011 and 2010, we recorded $(0.3) million, $(0.7) million, and $(1.1) million, respectively, of interest related to unrecognized tax benefits as a component of income tax expense. Additionally, for the years ended December 31, 2012, 2011 and 2010, we recorded a reversal of accrued interest relating to unrecognized tax benefits for which the statute of limitations period has lapsed in the amount of $0.3 million, $0.8 million, and $1.7 million, respectively, which is recorded as a reduction of income tax expense. As of December 31, 2012, 2011 and 2010, the Company has recorded $0, $0.3 million, and $1.0 million, respectively, of accrued interest with respect to unrecognized tax benefits. We have not recorded any penalties with respect to unrecognized tax benefits.

THOMAS PROPERTIES GROUP, INC. AND SUBSIDIARIES

A reconciliation of the Company’s unrecognized tax benefits as of December 31, 2012, 2011 and 2010 are as follows (in thousands):

	2012	2011	2010
Unrecognized Tax Benefits—Opening Balance	$13,738	$13,436	$17,782
Gross increases—tax positions in prior period	—	1,802	—
Gross decreases—tax positions in prior period	(1,891)	(1,500)	(4,346)
Gross increases—current period tax positions	—	—	—
Gross decreases—lapse of statute of limitations	(3,819)	—	—

Unrecognized Tax Benefits—Ending Balance	$8,028	$13,738	$13,436

We do not anticipate any significant increases or decreases to the amounts of unrecognized tax benefits and related accrued interest within the next twelve months.

In 2007, an ownership change pursuant to Internal Revenue Code Section 382 (“Section 382”) occurred. The Company’s federal and state net operating loss carryforwards in existence at that time were subject to a gross annual limitation of $9.9 million. Net operating loss carryforwards generated subsequent to the 2007 deemed ownership change were not subject to the Section 382 limitation. On June 12, 2012, as a result of the acquisition of 8,695,653 shares of common stock by affiliates of Madison International Realty, the Company believes a second change in ownership pursuant to Section 382 occurred. Accordingly, as of June 12, 2012, the Company’s federal and state net operating loss carryforwards and, potentially, certain post June 12, 2012 deductions and losses (to the extent such losses are considered recognized built-in losses and to the extent of the company’s net unrealized built-in loss (if any) under Section 382) are subject to an annual Section 382 limitation of approximately $5.7 million. As the new annual limitation is less than the previous $9.9 million annual limitation imposed on 2007 and prior net operating losses, the new annual limitation of $5.7 million is now applied against all federal and state net operating loss carryforwards in existence as of June 12, 2012. Net operating losses generated after June 12, 2012 are generally not subject to the Section 382 limitation. As of the year ended December 31, 2012, the Company anticipates having net operating loss carryforwards of $54.0 million for federal purposes and $48.0 million for state purposes. The Company’s net operating loss carryforwards are subject to varying expirations from 2020 through 2032.

The Company files U.S. federal income tax returns and returns in various state jurisdictions. For federal and state purposes, the years ended December 31, 2009 through 2012 remain subject to examination by the respective tax jurisdictions.

9. Fair Value of Financial Instruments

Our estimates of the fair value of financial instruments as of December 31, 2012 were determined using available market information and appropriate valuation methods. Considerable judgment is necessary to interpret market data and develop estimated fair value. The use of different market assumptions or estimation methods may have a material effect on the estimated fair value amounts. A fair value measurement is based on the assumptions that market participants would use in pricing an asset or liability. The hierarchy consists of three broad levels as follows:

1.	Level 1 Inputs—Quoted prices in active markets for identical assets or liabilities

2.	Level 2 Inputs—Significant other observable inputs (can include quoted prices for similar assets or liabilities in active markets, as well as inputs that are observable for the asset or liability, such as discounts and borrowing rates with similar terms and maturities)

3.	Level 3 Inputs—Significant unobservable inputs (based on an entity’s own assumptions, since there is little, if any, related market activity)

The carrying amounts for cash and cash equivalents, restricted cash, rent and other receivables, accounts payable and other liabilities approximate fair value due to the short-term nature of these instruments.

THOMAS PROPERTIES GROUP, INC. AND SUBSIDIARIES

The Company uses a discounted cash flow analysis to estimate the fair value of our mortgage loans. The inputs used in preparing the discounted cash flows include actual maturity dates and scheduled interest and principal payments as well as estimates for market loan-to-value ratios and discount rates. The discount rate, which is the most significant input, is estimated based on our knowledge of the market including discussions with market participants. As this input has more attributes of a Level 3 input than a Level 2 input, we classify it as such.

As of December 31, 2012 and December 31, 2011, the book and fair values of our mortgage loans were as follows (in thousands):

	December 31, 2012		December 31, 2011
	Book Value	Fair Value	Book Value	Fair Value
Mortgage Loans	$281,375	$286,223	$289,523	$284,146

10. Minimum Future Lease Rentals

We have entered into various lease agreements with tenants as of December 31, 2012. The minimum future cash rents receivable under non-cancelable operating leases in each of the next five years and thereafter are as follows (in thousands):

Year ending December 31,
2013	$30,635
2014	30,106
2015	25,944
2016	20,180
2017	19,364
Thereafter	48,082

$174,311

The leases generally also require reimbursement of the tenant’s proportional share of common area, real estate taxes and other operating expenses, which are not included in the amounts above.

11. Revenue Concentrations

Rental revenue concentrations

For the year ended December 31, 2012, rental revenue from three tenants represented approximately 13.0%, 14.0%, and 10.0%, respectively, of the Company’s total rental revenues and tenant reimbursements (excluding tenant reimbursements for over-standard usage of certain operating expenses). The leases expire in 2015, 2020, and 2022, respectively. For the year ended December 31, 2011, rental revenue and tenant reimbursements from two tenants represented approximately 14.9% and 13.7%, respectively, of the Company’s rental revenues and tenant reimbursements (excluding tenant reimbursements for over-standard usage of certain operating expenses). The leases expire in 2020 and 2015, respectively. For year ended December 31, 2010, rental revenue and tenant reimbursements from two tenants represented approximately 16.4% and 14.0%, respectively, of the Company’s rental revenues and tenant reimbursements (excluding tenant reimbursements for over-standard usage of certain operating expenses). The leases expire in 2020 and 2015, respectively.

Concentrations related to investment advisory, property management, leasing and development services revenue

Under agreements with CalSTRS, we provide property acquisition, investment advisory, property management, leasing and development services for CalSTRS under a separate account relationship and through a joint venture relationship. At both December 31, 2012 and 2011, there were two office properties subject to the separate account relationship. At December 31, 2012 and 2011, there were 14 and 17 office properties, respectively, subject to the joint venture relationship. We asset manage all of these properties.

Under the separate account relationship, we earn acquisition fees over the first three years after a property is acquired, if the property meets or exceeds the pro forma operating results that were submitted at the time of acquisition and a performance index associated with the region in which the property is located. The two properties under the separate account relationship are no longer eligible for acquisition fees. Under the TPG/CalSTRS joint venture relationship, we are paid acquisition fees at the time a property is acquired, as a percent of the total acquisition price. We did not earn any acquisition fees during the years ended December 31, 2012, 2011 and 2010.

THOMAS PROPERTIES GROUP, INC. AND SUBSIDIARIES

Under the separate account relationship, we earn asset management fees paid on a quarterly basis, based on the annual net operating income of the properties. Under the joint venture relationship, asset management fees are paid on a monthly basis, initially based upon a percentage of a property’s annual appraised value for properties that are unstabilized at the time of acquisition. At the point of stabilization of the property, asset management fees are calculated based on net operating income.

We perform property management and leasing services for two separate account properties and six joint venture properties under agreements between TPG and CalSTRS. We are entitled to property management fees ranging from 2% to 3% of the gross revenues of the particular property, paid on a monthly basis. In addition, we are reimbursed for compensation paid to certain of our employees and direct out-of-pocket expenses. The management and leasing agreements expire on the third anniversary of each property’s acquisition. The agreements are automatically renewed for successive periods of one year each, unless we elect not to renew the agreements.

For properties in which we are responsible for the leasing and development services, we are entitled to receive market leasing commissions and development fees as defined in the agreements with CalSTRS.

For the years ended December 31, 2012, 2011 and 2010, we earned fees under agreements with CalSTRS as follows, which are shown net of elimination for our ownership share (in thousands):

	2012	2011	2010
Joint Venture Properties:
Asset management fees	$4,066	$4,671	$5,357
Property management fees	6,897	8,182	8,043
Leasing commissions	4,075	3,636	3,462
Development fees	650	1,374	601

Subtotal—fees before payroll reimbursements	15,688	17,863	17,463

Payroll reimbursements (1)	3,671	4,619	4,642

Total Joint Venture Properties	19,359	22,482	22,105

Separate Account Properties:
Asset management fees	352	4,662	489
Property management fees	477	440	691
Leasing commissions	229	50	277
Development fees	45	39	86

Subtotal—fees before payroll reimbursements	1,103	5,191	1,543

Payroll reimbursements (1)	423	455	573

Total Separate Account Properties	1,526	5,646	2,116

Total Joint Venture and Separate Account Properties	$20,885	$28,128	$24,221

(1)	These reimbursements represent primarily the cost of on-site property management personnel incurred on behalf of the managed properties.

Under the separate account relationship, we receive incentive compensation based upon performance above a minimum hurdle rate, at which time we begin to participate in cash flow from the relevant property. Incentive compensation is paid at the time an investment is sold. In connection with the ten year anniversary of our separate account relationship with CalSTRS and the final performance accounting for Valencia Town Center, Reflections I and Reflections II, we were paid an incentive fee by CalSTRS of $4.4 million in 2011. No incentive compensation was earned during the years ended December 31, 2012 and 2010.

THOMAS PROPERTIES GROUP, INC. AND SUBSIDIARIES

Under the joint venture relationship, incentive compensation is based on a minimum return on investment to CalSTRS, following which we participate in cash flow above the stated return, subject to a clawback provision if returns for a property fall below the stated return. We did not earn any incentive compensation under the joint venture agreement during the years ended December 31, 2012, 2011 and 2010.

At December 31, 2012 and 2011, we had accounts receivable, including amounts generated under the above agreements, of $2.7 million and $3.0 million, respectively, including receivables of $1.7 million and $0.5 million related to TPG/CalSTRS and the TPG/CalSTRS Austin, LLC, respectively for 2012 and $2.0 million due from TPG/CalSTRS in 2011.

12. Commitments and Contingencies

Pending Litigation

In June 2012, the Company commenced litigation contesting a consultant’s claim of approximately $5.1 million for incentive compensation pursuant to a consulting agreement. At the same time, the consultant commenced an action against the Company for breach of contract due to the Company’s failure to pay the consultant’s invoice. The Company intends to vigorously defend against the consultant’s claim. Management believes that any liability that may potentially result upon resolution of this matter will not have a material adverse effect on our business or financial condition but may have a material adverse effect on our results of operations.

General

We have been named as a defendant in a number of premises liability claims in the ordinary course of business. We believe that the ultimate resolution of these claims will not have a material adverse effect on our financial position and results of operations.

We sponsor a 401(k) plan for our employees. Our contributions were $55,000, $47,000 and $40,000 for the years ended December 31, 2012, 2011 and 2010, respectively.

We are a tenant in City National Plaza through May 2014 and in One Commerce Square through February 2016. For the years ended December 31, 2012, 2011 and 2010, we incurred rent expense of $0.5 million, $0.5 million and $0.5 million, respectively, to City National Plaza. The rent expense related to One Commerce Square is eliminated in consolidation. The minimum future rents payable as of December 31, 2012 are $0.7 million under the City National Plaza lease.

In connection with the ownership, operation and management of the real estate properties, we may be potentially liable for costs and damages related to environmental matters. We have not been notified by any governmental authority of any non-compliance, liability or other claim in connection with any of the properties, and we are not aware of any other existing environmental condition with respect to any of the properties that management believes will have a material adverse effect on our assets or results of operations.

A mortgage loan secured by a first trust deed on 2121 Market Street is guaranteed by our Operating Partnership, up to a maximum amount of $14.0 million expiring in December 2022. 2121 Market Street is an unconsolidated real estate entity in which we have a 1.0% limited partnership interest. See Note 4 for disclosure of guarantees related to our consolidated debt.

In connection with our Campus El Segundo mortgage loan (see Note 4), we have guaranteed and promised to pay the principal, interest and any other sum payable under the loan in the event the borrower, a wholly-owned entity of our Operating Partnership, does not do so.

In connection with our Murano construction loan (see Note 4), TPG gave the lender a limited guaranty which (i) guarantees repayment of the loan in the event of certain bankruptcy events affecting the borrower, (ii) guarantees payment of the lender’s damages from customary “bad boy” actions of the borrower or TPG (such as fraud, physical waste of the property, misappropriation of funds and similar bad acts); and (iii) guarantees payment of the amount, if any, by which the loan balance at the time exceeds 80% of the bulk sale value of the collateral upon an acceleration of the loan triggered by a borrower default.

In connection with our Four Points Centre construction loan (see Note 4), we have guaranteed in favor of and promised to pay to the lender 46.5% of the principal, interest and any other sum payable under the loan in the event the borrower, a wholly-owned entity of our Operating Partnership, does not do so. At December 31, 2012, the outstanding balance was $26.5 million,

THOMAS PROPERTIES GROUP, INC. AND SUBSIDIARIES

which results in a maximum guarantee amount based on 46.5% of $12.3 million. Upon the occurrence of certain events, as defined in the repayment and completion guaranty agreement, our maximum liability as guarantor will be reduced to 31.5% of all sums payable under the loan, and upon the occurrence of even further events, as defined, our maximum liability as guarantor will be reduced to 25.0% of all sums payable under the loan. Furthermore, we agreed to guarantee the completion of the construction improvements including tenant improvements, as defined in the agreement, in the event of any default of the borrower. The borrower has completed the core and shell construction. If the borrower fails to complete the remaining required work, the guarantor agrees to perform timely all of the completion obligations, as defined in the agreement.

Insurance

We maintain general liability insurance with limits of $200 million per occurrence and all risk property and rental value insurance with limits of $1.25 billion per occurrence (except for a limit of $600 million per occurrence for one particular asset grouping), with terrorism limits of $1.15 billion per occurrence (except for a limit of $600 million per occurrence for one particular asset grouping), and flood insurance with a limit of $200 million per occurrence. Our California properties have earthquake insurance with coverage of $200 million per occurrence, subject to a deductible in the amount of 5% of the value of the affected property.

THOMAS PROPERTIES GROUP, INC. AND SUBSIDIARIES

13. Subsequent Events

In January and March 2013, TPG completed the sale of certain land parcels totaling 17.5 acres and 27.9 acres, respectively, at Four Points Centre in Austin, Texas, for $4.9 million and $6.4 million, respectively. TPG received net proceeds from these two transactions of $1.1 million (after a $3.7 million paydown of the Four Points Centre mortgage debt) and $2.7 million (after a $3.1 million pay down of the loan), respectively.

On March 8, 2013, we entered into a loan agreement with a lender for a new mortgage on Two Commerce Square in the amount of $112.0 million. The loan, which has a fixed interest rate of 3.96% for a ten year term, funded on March 8, 2013. The loan replaced the existing mortgage on the property that had an outstanding balance of $106.6 million as of December 31, 2012, and a maturity date of May 9, 2013, and was open to prepayment without penalty on and after March 8, 2013.

THOMAS PROPERTIES GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL INFORMATION—(Continued)

14. Quarterly Financial Information—Unaudited

The tables below reflect the selected quarterly information for us for the years ended December 31, 2012 and 2011. Certain prior year amounts have been reclassified to conform to the current year presentation (in thousands, except for share and per share amounts).

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,
	2012	2012	2012	2012
Total revenue	$26,272	$22,111	$20,763	$21,470
Income (loss) before gain on sale of real estate, gain (loss) on early extinguishment of debt, interest income, equity in net income (loss) of unconsolidated real estate entities, noncontrolling interests and provision for income tax	(17,094)	(3,797)	(5,290)	(3,878)
Income (loss) before noncontrolling interests and provision/benefit for income taxes	(18,131)	(5,555)	(6,076)	(3,895)
Net income (loss)	(13,387)	(4,085)	(4,804)	(3,120)
Net income (loss) per share-basic and diluted	$(0.29)	$(0.09)	$(0.12)	$(0.09)
Weighted-average shares outstanding-basic	45,594,590	45,517,207	38,591,868	36,737,276
Weighted-average shares outstanding-diluted	45,594,590	45,517,207	38,591,868	36,737,276

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,
	2011	2011	2011	2011
Total revenue	$21,582	$28,158	$23,314	$21,927
Income (loss) before gain on sale of real estate, gain (loss) on early extinguishment of debt, interest income, equity in net income (loss) of unconsolidated real estate entities, noncontrolling interests and provision for income tax	(11,258)	1,697	(2,831)	(3,429)
Income (loss) before noncontrolling interests and provision/ benefit for income taxes	11,899	1,349	(3,715)	(4,110)
Net income (loss)	10,068	2,083	(3,006)	(3,285)
Net income (loss) per share-basic and diluted	$0.27	$0.06	$(0.08)	$(0.09)
Weighted-average shares outstanding-basic	36,647,394	36,647,394	36,647,394	36,534,505
Weighted-average shares outstanding-diluted	36,865,327	36,873,339	36,647,394	36,534,505

SCHEDULE III—INVESTMENTS IN REAL ESTATE

(In thousands)

	One Commerce Square	Two Commerce Square	Murano	Four Points Centre	Campus El Segundo
Property Type	High-rise Office	High-rise Office	Condominium Units Held for Sale	Suburban office; Undeveloped land; Office/ Retail/Hotel/ Development	Developable land; Office/ Retail/Hotel/ Development

Location	Philadelphia, PA	Philadelphia, PA	Philadelphia, PA	Austin, TX	El Segundo, CA

Encumbrances, net	$126,869	$106,612	$6,941	$26,453	$14,500

Initial cost to the real estate entity that acquired the property:

Land and improvements	14,259	15,758	6,213	10,523	39,937

Buildings and improvements	87,653	147,951	—	—	—

Cost capitalized subsequent to acquisition:

Land and improvements	528	706	35	4,094	5,182

Buildings and improvements	45,588 (1)	39,177 (1)	—	41,021	3,264

Real estate and condominium units held for sale	—	—	31,678	4,837	—

Gross amount at which carried at close of period:

Land and improvements	14,787	16,464	35	14,617	45,119

Buildings and improvements	133,241	187,128	—	41,021	3,264

Real estate and condominium units held for sale	—	—	37,891	4,837	—

Accumulated depreciation and amortization (2)	(44,463)	(77,792)	(5)	(3,882)	(1,103)

Date construction completed	1987	1992	2008	see footnote (3) below	N/A

Investments in real estate:
	2012	2011	2010
Balance, beginning of the year	$507,351	$518,542	$533,506
Additions during the year:
Improvements	17,843	10,782	1,477
Deductions during the year:
Cost of real estate sold	(13,408)	(4,644)	(10,425)
Asset impairment	(12,745)	(8,095)	(4,500)
Reimbursement of capitalized costs	—	(8,500)	—
Retirements	(637)	(734)	(1,516)

Balance, end of the year	$498,404	$507,351	$518,542

Accumulated depreciation related to investments in real estate:
	2012	2011	2010
Balance, beginning of the year	$(115,571)	$(105,271)	$(95,561)
Additions during the year	(12,312)	(11,037)	(10,749)
Retirements during the year	638	737	1,039

Balance, end of the year	$(127,245)	$(115,571)	$(105,271)

(1)	Included in the total are write-offs for fully depreciated tenant improvements.
(2)	The depreciable life for buildings ranges from 40 to 50 years, 5 to 40 years for building improvements, and the shorter of the useful lives or the terms of the related leases for tenant improvements.
(3)	Four Points Centre consists of developable land as well as two office buildings, which were completed in 2008.

The aggregate gross cost of our investments in real estate for federal income tax purposes approximated $419.9 million as of December 31, 2012 (unaudited).